Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CHINA XIANGTAI FOOD CO., LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A	Not Applicable
(State or other jurisdiction	(Translation of Registrant’s Name	(I.R.S. Employer
of incorporation or organization)	into English)	Identification No.)

c/o Chongqing Penglin Food Co., Ltd.

Xinganxian Plaza

Building B, Suite 19-1

Lianglukou, Yuzhong District 400800

Chongqing, People’s Republic of China

+86-023-86330158– telephone

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies to:

William S. Rosenstadt, Esq.

Mengyi “Jason” Ye, Esq.

Yarona L. Yieh, Esq.

Ortoli Rosenstadt LLP

366 Madison Avenue, 3rd Floor

New York, NY 10017

+1-212-588-0022 – telephone

+1-212-826-9307 – facsimile

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum aggregate price per unit	Proposed maximum aggregate offering price	Amount of registration fee (4)
Ordinary shares, with par value $0.01, issuable upon exercise of ordinary share purchase warrants (2)	17,175,412	$1.008	$17,312,815.30	$1,604.90
Ordinary shares, with par value $0.01, issuable upon exercise of ordinary share purchase warrants (3)	858,771	$0.960	$824,420.16	$76.42
Total	18,034,183		$18,137,235.46	$1,681.32

(1)	In accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.
(2)	Represents up to 17,175,412 ordinary shares of the registrant, par value $0.01 per share, issuable upon the exercise of certain outstanding ordinary share warrants at an initial exercise price of $1.008 per share, which warrants were issued to 72 of the selling shareholders identified in this registration statement in connection with a certain securities purchase agreement, dated November 22, 2021, all of which ordinary shares are to be offered and sold for resale by such selling shareholders.
(3)	Represents up to 858,771 ordinary shares of the registrant, par value $0.01 per share, issuable upon the exercise of certain outstanding ordinary share warrants at an initial exercise price of $0.96 per share, which warrants were issued to one of the selling shareholders identified in this registration statement in connection with a certain placement agency agreement, dated November 22, 2021, all of which ordinary shares are to be offered and sold for resale by such selling shareholder.

(4)	Calculated pursuant to Rule 457(g) under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 10, 2022

China Xiangtai Food Co., Ltd.

Up to 18,034,183 Ordinary Shares Underlying Warrants

Issuable upon Exercise of Outstanding Warrants Sold in a Private Placement, Offered by the Selling Shareholders

This prospectus relates to the offer and resale of up to 18,034,183 ordinary shares of China Xiangtai Food Co., Ltd. (“China Xiangtai”, “our company”, the “Company”, “we”, “us”, and “our”), which include up to 17,175,412 ordinary shares (the “Investor Warrant Shares”) issuable upon the exercise of certain outstanding ordinary share purchase warrants (the “Investor Warrants”) issued in a private placement to certain investors (the “Investors”) and up to 858,771 ordinary shares (the “Placement Warrant Shares”, and together with the Investor Warrant Shares, the “Warrant Shares”) issuable upon the exercise of certain outstanding ordinary share purchase warrants (the “Placement Agent Warrants”, and together with the Investor Warrants, the “Warrants”) issued to the placement agent in such private placement (the “Placement Agent”). The Investors and the Placement Agent are identified as selling shareholders in this registration statement (the “Selling Shareholders”). The Investor Warrants were issued to the Investors in connection with a certain securities purchase agreement between the Company and the Investors, dated November 22, 2021 (the “Securities Purchase Agreement”). The Investor Warrants are first exercisable on January 23, 2022, which is 60 days from the date of issuance, and expire on November 24, 2026. The Investor Warrants have an exercise price of $1.008 per share, subject to adjustments thereunder. The Placement Agent Warrants were issued to the Placement Agent in connection with a certain placement agency agreement between the Company and the Placement Agent dated November 22, 2021 (the “Placement Agency Agreement”). The Placement Agent Warrants are first exercisable on May 24, 2022, which is six months after the date of issuance, and expires on November 24, 2026. The Placement Agent Warrants have an exercise price of $0.96 per share, subject to adjustments thereunder. See section titled “Description of Share Capital – History of Share Capital – Public Offering and Concurrent Private Placement” beginning on page 42.

This prospectus also covers any additional ordinary shares that may become issuable upon any adjustment pursuant to the terms of the Investor Warrants and the Placement Agent Warrants issued to the Selling Shareholders by reason of stock splits, stock dividends, and other events described therein.

The Warrant Shares will be resold from time to time by the Selling Shareholders listed in the section titled “Selling Shareholders” beginning on page 43.

The Selling Shareholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Warrant Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Shareholders may sell their Warrant Shares hereunder following the effective date of this registration statement. We provide more information about how a Selling Shareholder may sell its Warrant Shares in the section titled “Plan of Distribution” on page 45.

We are registering the Warrant Shares on behalf of the Selling Shareholders, to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of our ordinary shares by the Selling Shareholders in the offering described in this prospectus, we will receive proceeds upon the cash exercise of each of the Warrants. Upon exercise of the Investor Warrants for all 17,175,412 Investor Warrant Shares by payment of cash, we will receive aggregate gross proceeds of $17,312,815.30, at the exercise price of $1.008 per share, and upon exercise of the Placement Agent Warrants for all 858,771 Placement Agent Warrant Shares, we will receive aggregate gross proceeds of $824,420.16, at the exercise price of $0.96 per share. However, we cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Warrant Shares. The Selling Shareholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Warrant Shares.

Our ordinary shares are traded on the Nasdaq Capital Market under the symbol “PLIN”. On January 7, 2022, the last reported sales price of our ordinary shares on the Nasdaq Capital Market was $1.13 per share.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, as amended, or the “JOBS Act,” and, as such, we have elected to comply with certain reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company” on page 22 of this prospectus.

Investing in our securities being offered pursuant to this prospectus involves a high degree of risk. You should carefully read and consider the ‘‘Risk Factors’’ beginning on page 24 before you make your investment decision.

China Xiangtai Food Co., Ltd. is a Cayman Islands holding company with operations conducted by our subsidiaries and through contractual arrangements (the “VIE Agreements”) with variable interest entities (VIEs) based in China and this VIE structure involves unique risks to investors. Neither we nor our subsidiaries own any shares in these VIEs. Instead, we control and receive the economic benefits of the VIEs’ business operation through the VIE Agreements. The VIE structure is used to provide investors with exposure to foreign investment in China-base companies where Chinese law prohibits direct foreign investments in the VIEs. For a description of our corporate structure and the VIE Agreements, see “Prospectus Summary - Corporate Structure” beginning on page 3 of this prospectus. As a result of the VIE Agreements, we are the primary beneficiary of the VIEs for accounting purposes. We have consolidated the financial results of the VIEs in our consolidated financial statements in accordance with U.S. GAAP. As of the date of this prospectus, the VIE Agreements have not been tested in a court of law. If the Chinese regulatory authorities disallow the VIE structure in the future, it will likely result in a material change in our operation and financial performance. It could also result in a material change in the value of the securities offered by Selling Shareholders in this prospectus, causing the value of such securities to significantly decline or become worthless. For a detailed description of the risks relating to the VIE structure, see “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure and Operation” in our annual report on Form 20-F for the fiscal year ended June 30, 2021 (the “2021 Annual Report”), which is incorporated by reference into this prospectus.

The securities offered by Selling Shareholders in this prospectus are those of the Cayman Islands holding company. You may never hold equity interests in the VIEs in China.

Additionally, we are subject to legal and operational risks associated with being based in China. Chinese laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in the VIEs’ operations, significant depreciation of the value of our ordinary shares, or a complete hinderance of our ability to offer or continue to offer our securities to investors. Recently, the Chinese government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the People’s Republic of China” in the 2021 Annual Report and “Risk Factors – Risks Related to Doing Business in the People’s Republic of China” beginning on page 27 of this prospectus.

Our ordinary shares may be prohibited from trading on a national exchange under the Holding Foreign Companies Accountable Act, or HFCAA, if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. Our auditor, WWC, P.C., has been inspected by the PCAOB on a regular basis, with the last inspection conducted during November 2021, and it is not subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our ordinary shares is prohibited under the HFCAA in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our ordinary shares. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if passed by the U.S. House of Representatives and signed into law, would reduce the period of time for foreign companies to comply with PCAOB audits to two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. See “Item 3. Key Information—D. Risk Factors—Risks Related to doing Business in the People’s Republic of China—The recent joint statement by the SEC and the Public Company Accounting Oversight Board (United States), or the ‘PCAOB,’ proposed rule changes submitted by Nasdaq and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.” in the 2021 Annual Report.

The cash flows that occurred among our Company, our subsidiaries, and the VIEs included the following intercompany borrowings: (i) during the fiscal year ended June 30, 2021, the Company received $162,000 from the VIEs, our subsidiaries received $245,000 from the VIEs and $9,362,000 from the Company, and the VIEs received $9,942,000 from our subsidiaries; (ii) during the fiscal year ended June 30, 2020, the Company received $367,000 from the VIEs, our subsidiaries received $587,000 from the VIEs and $3,935,000 from the Company, and the VIEs received $2,926,000 from our subsidiaries; and (iii) during the fiscal year ended June 30, 2019, our subsidiaries received $454,000 from the VIEs and $4,624,000 from the Company, and the VIEs received $4,613,000 from our subsidiaries and $1,772,000 from the Company. Our Company, our subsidiaries, and the VIEs do not have any plans to distribute earnings or settle amounts owed under the VIE Agreements in the foreseeable future. For more detailed discussion of how cash is transferred among us, our subsidiaries, and the VIEs, see “Prospectus Summary—Cash Transfers Between Our Company, Our Subsidiaries and the VIEs” beginning on page 11 of this prospectus.

As of the date of this prospectus, none of our subsidiaries nor the VIEs has made any dividends or distributions to China Xiangtai and China Xiangtai has not made any dividends or distributions to its shareholders. See “Dividends or Distributions Made to our Company and U.S. Investors and Tax Consequences” beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission, Cayman Islands, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2022

TABLE OF CONTENTS

COMMONLY USED DEFINED TERMS

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

•	“China” or the “PRC” are to the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

•	“China Silanchi” are to China Silanchi Holding Limited, an exempted company incorporated under the laws of the British Virgin Islands and a subsidiary of China Xiangtai;

•	“China Xiangtai”, “our company”, the “Company”, “we”, “us”, and “our” are to China Xiangtai Food Co., Ltd., an exempted company incorporated in the Cayman Islands with limited liability;

•	“CQ Pengmei” are to Chongqing Pengmei Supermarket Co., Ltd., a limited liability company organized under the laws of the PRC and a subsidiary of Xiangtai WFOE;

•	“CQ Penglin” are to Chongqing Penglin Food Co., Ltd., a limited liability company organized under the laws of the PRC, which we control via a series of agreements among Xiangtai WFOE, CQ Penglin, and the shareholders of CQ Penglin;

•	“Fu Tong Ge” are to Beijing Fu Tong Ge Technology Co., Ltd., a limited liability company organized under the laws of the PRC, which we control via a series of agreements among Gangyixing WFOE, Fu Tong Ge, and the shareholders of Fu Tong Ge;

•	“GA Yongpeng” are to Guangan Yongpeng Food Co., Ltd. a limited liability company organized under the laws of the PRC and a subsidiary of Xiangtai WFOE;

•	“Gangyixing WFOE” are to Beijing Gangyixing Technology Ltd., a limited liability company organized under the laws of the PRC and a subsidiary of Haochuangge HK;

•	“Haochuangge HK” are to Haochuangge Limited, a company organized under the laws of Hong Kong and a subsidiary of China Silanchi;

•	“JMC” are to Chongqing Ji Mao Cang Feed Co., Ltd., a limited liability company organized under the laws of the PRC, which we control via a series of agreements among Xiangtai WFOE, JMC, and the shareholders of JMC;

•	The “PRC Subsidiaries” are to CQ Pengmei, GA Yongpeng, Gangyixing WFOE and Xiangtai WFOE;

•	The “PRC Operating Entities” are to the PRC Subsidiaries and the VIEs;

•	“RMB” are to the legal currency of China;

•	“SEC” are to the United States Securities and Exchange Commission;

•	“SonicHash Canada” are to SonicHash Inc., a company organized under the laws of Alberta, Canada, and a subsidiary of China Xiangtai;

•	“SonicHash Singapore” are to SonicHash Pte. Ltd., a company organized under the laws of Singapore, and a subsidiary of China Xiangtai;

•	“SonicHash US” are to SonicHash LLC, a Delaware limited liability company and a subsidiary of China Xiangtai;

•	The “VIEs” are to the variable interest entities, Fu Tong Ge, JMC and CQ Penglin;

•	“U.S. dollars,” “$,” “US$,” and “dollars” are to the legal currency of the United States;

•	“Xiangtai BVI” are to WVM Inc., an exempted company organized under the laws of the British Virgin Islands and a subsidiary of China Xiangtai;

•	“Xiangtai HK” are to CVS Limited, a company organized under the laws of Hong Kong and a subsidiary of Xiangtai BVI; and

•	“Xiangtai WFOE” are to Chongqing Jinghuangtai Business Management Consulting Co., Ltd., a limited liability company organized under the laws of the PRC and a subsidiary of Xiangtai HK.

SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward- looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

PROSPECTUS SUMMARY

Corporate Structure

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no material operations of our own, we conduct our operations through our PRC Subsidiaries and the VIEs in China. We control the VIEs through a series of agreements with the VIEs and the shareholders of the VIEs (collectively, the “VIE Agreements”). Through the VIE Agreements, we control and receive the economic benefits of the VIEs, which enables us to consolidate the financial results of the VIEs in our consolidated financial statements under U.S. GAAP. The VIE structure provides contractual exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies. For a description of the agreements, see “—VIE Agreements” beginning on page 4 of this prospectus. The structure involves unique risks to investors. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure and Operation” in our annual report on Form 20-F for the fiscal year ended June 30, 2021 (the “2021 Annual Report”), which is incorporated by reference into this prospectus.

The ordinary shares offered by the Selling Shareholders in this prospectus are those of China Xiangtai, the Cayman Islands holding company, instead of shares of the PRC Operating Entities. As a result of the VIE structure, you may never directly hold equity interests in the VIEs.

The following diagram illustrates our corporate structure:

Direct and indirect subsidiaries

China Silanchi was formed on December 12, 2019. It is a subsidiary of China Xiangtai. China Silanchi is currently not engaging in any active business and is merely acting as a holding company.

CQ Pengmei was formed on July 27, 2017 in Chongqing under the laws of the PRC. It is a subsidiary of Xiangtai WFOE. CQ Pengmei engaged in the operation of our supermarkets in Chongqing China, all of which have been discontinued since February 2020.

GA Yongpeng was formed on May 10, 2008 in Chongqing under the laws of the PRC. It is a subsidiary of Xiangtai WFOE. GA Yongpeng used to engage in the slaughtering, processing, packing and selling of various processed meat products. Since April 2021, we have discontinued GA Yongpeng’s slaughtering, processing, packing and selling of meat products. GA Yongpeng is a subsidiary of Xiangtai WFOE.

Gangyixing WFOE is a PRC wholly foreign owned entity formed on June 28, 2020 in Beijing under the laws of the PRC. It is a subsidiary of Haochuangge HK and a wholly foreign-owned entity under the PRC laws. Gangyixing WFOE is currently not engaging in any active business and is merely acting as a holding company.

Haochuangge HK was formed on January 6, 2020. It is a subsidiary of China Silanchi. Haochuangge HK is currently not engaging in any active business and is merely acting as a holding company.

SonicHash Canada was formed on December 14, 2021 under the laws of Alberta, Canada. It is a subsidiary of China Xiangtai. It plans to engage in cryptocurrency mining in Canada.

SonicHash Singapore was formed on December 16, 2021 under the laws of Singapore. It is a subsidiary of China Xiangtai. It is not currently engaging in any active business and is seeking opportunities in crypto asset mining and blockchain technologies in Singapore.

SonicHash US was formed on December 17, 2021 under the laws of Delaware. It is a subsidiary of China Xiangtai. It is not currently engaging in any active business and is seeking opportunities in crypto asset mining and blockchain technologies in the United States

Xiangtai BVI was formed on February 11, 2015. It is a subsidiary of China Xiangtai. Xiangtai BVI is currently not engaging in any active business and is merely acting as a holding company.

Xiangtai HK was formed on March 4, 2015 under the laws of Hong Kong SAR. It is a subsidiary of Xiangtai BVI. Xiangtai HK is currently not engaging in any active business and is merely acting as a holding company.

Xiangtai WFOE is a PRC wholly foreign owned entity formed on September 1, 2017 in Chongqing under the laws of the PRC. It is a subsidiary of Xiangtai HK and a wholly foreign-owned entity under PRC laws. Xiangtai WFOE is currently not engaging in any active business and is merely acting as a holding company.

VIE Agreements

We conduct some of our business through the VIEs, which we effectively control through the VIE Agreements. The VIE Agreements allow us to:

•         exercise effective control over the VIEs;

•         receive substantially all of the economic benefits of the VIEs; and

•         have an exclusive option to purchase all or part of the equity interests in the VIEs when and to the extent permitted by PRC law.

As a result of the VIE Agreements, we are the primary beneficiary of the VIEs for accounting purposes. We have consolidated the financial results of the VIEs in our consolidated financial statements in accordance with U.S. GAAP. However, as of the date of this prospectus, the VIE agreements have not been tested in a court of law.

Each of the VIE Agreements is described in detail below:

Contractual Arrangements between Xiangtai WFOE and CQ Penglin

JMC was formed on March 14, 2012 in Chongqing under the laws of the PRC. JMC is primarily engaged in the sales and distribution of feed raw material and formula solution. JMC has entered into strategic alliances with large grain and oil companies, such as Sinograin, and has obtained general distributorship in Chongqing, Sichuan, and neighboring area in China. JMC does not process the feed and formula solution procured from the suppliers.

The following is a summary of the currently effective contractual arrangements by and among Xiangtai WFOE, CQ Penglin, and the shareholders of CQ Penglin.

Equity Pledge Agreement

Pursuant to certain equity pledge agreements, as amended, among the shareholders who collectively owned all of CQ Penglin, pledges of all of the equity interests in CQ Penglin to Xiangtai WFOE were provided as collateral to secure the obligations of CQ Penglin under the exclusive consulting services and operating agreement. These shareholders may not transfer or assign the pledged equity interests, or incur or allow any encumbrance that would jeopardize Xiangtai WFOE’s interests, without Xiangtai WFOE’s prior approval. In the event of default under the exclusive consulting services and operating agreement, Xiangtai WFOE, as the pledgee, will be entitled to certain rights and entitlements, including the priority in receiving payments by the evaluation or proceeds from the auction or sale of whole or part of the pledged equity interests of CQ Penglin. The agreement will terminate at the date these shareholders have transferred all of their pledged equity interests pursuant to an equity option agreement.

Voting Rights Proxy and Financial Supporting Agreement

Pursuant to certain voting rights proxy and financial supporting agreements, as amended, the shareholders of CQ Penglin have given Xiangtai WFOE an irrevocable proxy to act on their behalf on all matters pertaining to CQ Penglin and to exercise all of their rights as shareholders of CQ Penglin, including the right to attend shareholders meetings, to exercise voting rights and to transfer all or a part of their equity interests in CQ Penglin. In consideration of such granted rights, Xiangtai WFOE has agreed to provide the necessary financial support to CQ Penglin, whether or not CQ Penglin incurs loss, and to not request repayment if CQ Penglin is unable to do so. The agreements shall remain in effect until October 8, 2047.

Technical Consultation and Services Agreement

Pursuant to certain technical consultation and services agreement between Xiangtai WFOE and CQ Penglin, as amended, Xiangtai WFOE has been engaged as exclusive provider of management consulting services to CQ Penglin. For such services, CQ Penglin has agreed to pay service fees based on all of its net income to Xiangtai WFOE, or Xiangtai WFOE has the obligation to absorb all of the losses of CQ Penglin.

The technical consultation and services agreement, as amended, remains in effect until October 8, 2047. The agreement can be extended only if Xiangtai WFOE gives its written consent of extension of the agreement before its expiration. Xiangtai WFOR may terminate this agreement at any time by giving 30 day’s prior written notice to CQ Penglin. CQ Penglin shall not terminate this Agreement prior to its expiraiton date unless Xiangtai WFOE commits gross negligence, or a fraudulent act, against CQ Penglin. Either party can terminate this agreement if the other party goes into liquidation or is prohibited to conduct business by the governmental authority.

Business Cooperation Agreement

Pursuant to a business cooperation agreement between Xiangtai WFOE and CQ Penglin, as amended, Xiangtai WFOE has the exclusive right to provide CQ Penglin with technical support, business support and related consulting services, including but not limited to technical services, business consultations, equipment or property leasing, marketing consultancy, system integration, product research and development, and system maintenance. In exchange, Xiangtai WFOE is entitled to a service fee that equals all of the net income of CQ Penglin determined by U.S. GAAP. The service fees may be adjusted based on the services rendered by Xiangtai WFOE in that month and the operational needs of CQ Penglin.

The business cooperation agreement, as amended, remains in effect unless Xiangtai WFOE commits gross negligence, or a fraudulent act, against CQ Penglin. Nevertheless, Xiangtai WFOE shall have the right to terminate this agreement upon giving 30 days’ prior written notice to CQ Penglin at any time. The agreement shall remain effective until it is terminated by Xiangtai WFOE or is compelled to terminate under PRC laws and regulations.

Equity Option Agreement

Pursuant to certain equity option agreements, as amended, among Xiangtai WFOE, CQ Penglin and its shareholders. CQ Penglin’s shareholders jointly and severally grant Xiangtai WFOE an option to purchase their equity interests in CQ Penglin. The purchase price shall be the lowest price then permitted under applicable PRC laws. If the purchase price is greater than the registered capital of CQ Penglin, the CQ Penglin shareholders are required to immediately return any amount in excess of the registered capital to Xiangtai WFOE or its designee. Xiangtai WFOE may exercise such option at any time until it has acquired all equity interests of CQ Penglin, and may transfer the option to any third party. The agreements will terminate at the date on which all of these shareholders’ equity interests of CQ Penglin have been transferred to Xiangtai WFOE or its designee.

Contractual Arrangements between Xiangtai WFOE and JMC

JMC was formed on March 14, 2012 in Chongqing under the laws of the PRC. JMC is primarily engaged in the sales and distribution of feed raw material and formula solution. JMC has entered into strategic alliances with large grain and oil companies, such as Sinograin, and has obtained general distributorship in Chongqing, Sichuan, and neighboring area in China. JMC does not process the feed and formula solution procured from the suppliers.

The following is a summary of the currently effective contractual arrangements by and among Xiangtai WFOE, JMC, and the shareholders of JMC.

Equity Pledge Agreement

Under an equity pledge agreement among Xiangtai WFOE, JMC and the shareholders of JMC dated April 3, 2020, a shareholder who owned 51% equity interest of JMC pledged his 51% equity interests in JMC to Xiangtai WFOE to guarantee JMC’s performance of relevant obligations and indebtedness under the technical consultation and services agreement. In addition, the 51% shareholder of JMC completed the registration of the equity pledge under the agreement with the appropriate local authority. If JMC breaches its obligations under the technical consultation and services agreement, Xiangtai WFOE, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. This pledge will remain effective until all the guaranteed obligations are performed.

Voting Rights Proxy and Financial Support Agreement

Under a voting rights proxy and financial support agreement among Xiangtai WFOE, JMC and a shareholder who owned 51% equity interest of JMC, dated April 3, 2020, the 51% JMC shareholder irrevocably appointed Xiangtai WFOE as its attorney-in-fact to exercise on such shareholder’s behalf any and all rights that such shareholder has in respect of his 51% equity interests in JMC, including but not limited to the power to vote on his behalf on all matters of JMC requiring shareholder approval in accordance with the articles of association of JMC. The proxy agreement is for a term of 20 years and can be extended by Xiangtai WFOE unilaterally by prior written notice to the other parties.

Technical Consultation and Services Agreement

Pursuant to a technical consultation and services agreement between JMC and Xiangtai WFOE dated April 3, 2020, Xiangtai WFOE has the exclusive right to provide consultation services to JMC relating to JMC’s business, including but not limited to business consultation services, human resources development, and business development. Xiangtai WFOE exclusively owns any intellectual property rights arising from the performance of this agreement. For such services, JMC agrees to pay service fees determined based on 51% of their net income to Xiangtai WFOE or Xiangtai WFOE has the obligation to absorb 51% of the losses of JMC. This agreement will be effective for 20 years, and can be extended if Xiangtai WFOE gives its written consent of the extension of this agreement before the expiration of this agreement and JMC shall agree with this extension without reserve. Xiangtai WFOE may terminate this agreement at any time by giving a 30 days’ prior written notice to JMC.

Equity Option Agreement

Under the equity option agreement among Xiangtai WFOE, JMC and a shareholder who owned 51% equity interest of JMC dated April 3, 2020, each of the shareholders of JMC irrevocably granted to Xiangtai WFOE or its designee an option to purchase at any time, to the extent permitted under PRC law, all or a portion of such shareholder’s 51% equity interests in JMC. Also, Xiangtai WFOE or its designee has the right to acquire any and all of the assets of JMC. Without Xiangtai WFOE’s prior written consent, JMC’s shareholders cannot transfer their equity interests in JMC and JMC cannot transfer its assets. The acquisition price for the shares or assets will be the minimum amount of consideration permitted under the PRC law at the time of the exercise of the option. This pledge will remain effective until all options have been exercised.

Contractual Arrangements between Gangyixing WFOE and Fu Tong Ge

Fu Tong Ge was formed on November 29, 2019 under the laws of the PRC. Fu Tong Ge does not hold any assets nor have any operation at this moment.  CQ Penglin. JMC, and Fu Tong Ge have been deemed consolidated variable interest entities.

The following is a summary of the currently effective contractual arrangements by and among Gangyixing WFOE, Fu Tong Ge, and the shareholders of Fu Tong Ge.

Equity Pledge Agreement

Pursuant to a certain equity pledge agreements dated June 28, 2020, among the shareholders who collectively owned all of Fu Tong Ge, pledges of all of the equity interests in Fu Tong Ge to Gangyixing WFOE were provided as collateral to secure the obligations of Fu Tong Ge under a Technical Consultation and Service Agreement and other control agreements (the “Control Agreements”). These shareholders may not transfer or assign the pledged equity interests, or incur or allow any encumbrance that would jeopardize Gangyixing WFOE’s interests, without Gangyixing WFOE’s prior approval. In the event of default, Gangyixing WFOE, as the pledgee, will be entitled to certain rights and entitlements, including the priority in receiving payments by the evaluation or proceeds from the auction or sale in whole or in part of the pledged equity interests of Fu Tong Ge. The agreement will terminate at the date these shareholders have transferred all of their pledged equity interests pursuant to the terms of the agreement

Voting Rights Proxy and Financial Support Agreement

Pursuant to certain voting rights proxy and financial supporting agreements dated June 28, 2020, the shareholders of Fu Tong Ge have given Gangyixing WFOE an irrevocable proxy to act on their behalf on all matters pertaining to Fu Tong Ge and to exercise all of their rights as shareholders of Fu Tong Ge, including the right to attend shareholders meetings, to exercise voting rights and to transfer all or a part of their equity interests in Fu Tong Ge. In consideration of such granted rights, Gangyixing WFOE has agreed to provide the necessary financial support to Fu Tong Ge, whether or not Fu Tong Ge incurs loss, and to not request repayment if Fu Tong Ge is unable to do so. The agreements shall remain in effect until June 28, 2040.

Technical Consultation and Services Agreement

Pursuant to certain technical consultation and services agreement between Gangyixing WFOE and Fu Tong Ge dated June 28, 2020, Gangyixing WFOE has been engaged as exclusive provider of management consulting services to Fu Tong Ge. For such services, Fu Tong Ge has agreed to pay service fees based on all of its net income to Gangyixing WFOE, or Gangyixing WFOE has the obligation to absorb all of the losses of Fu Tong Ge.

The technical consultation and services agreement, as amended, remains in effect until June 28, 2040. The agreement can be extended only if Gangyixing WFOE gives its written consent of extension of the agreement before its expiration.

Equity Option Agreement

Pursuant to certain equity option agreements dated June 28, 2020 among Gangyixing WFOE, Fu Tong Ge and its shareholders, Fu Tong Ge’s shareholders, jointly and severally, have granted Gangyixing WFOE an option to purchase their equity interests in Fu Tong Ge. The purchase price shall be the lowest price then permitted under applicable PRC laws. If the purchase price is greater than the registered capital of Fu Tong Ge, the Fu Tong Ge shareholders are required to immediately return any amount in excess of the registered capital to Gangyixing WFOE or its designee. Gangyixing WFOE may exercise such option at any time until it has acquired all equity interests of Fu Tong Ge, and may transfer the option to any third party. The agreements will terminate at the date on which all of these shareholders’ equity interests of Fu Tong Ge have been transferred to Gangyixing WFOE or its designee.

Risks Associated with our Corporate Structure and the VIE Agreements

The VIE Agreements may be less effective than direct ownership and that we may incur substantial costs to enforce the VIE Agreements. For example, the VIEs and their shareholders could breach the VIE Agreements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. If we had direct ownership of the VIEs, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of the VIEs, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current VIE Agreements, we rely on the performance by the VIEs and their shareholders of their obligations under the contracts to exercise control over the VIEs. The shareholders of the consolidated VIEs may not act in the best interests of our company or may not perform their obligations under these contracts. In addition, failure of the VIE shareholders to perform certain obligations could compel the Company to rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective.

All of the VIE Agreements are governed by PRC law. We are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including, but not limited to, regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements. In the event we are unable to enforce these VIE Agreements, we may not be able to exert effective control over our operating entities and we may be precluded from operating our business. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations and the value of our ordinary shares may depreciate significantly or become worthless. We may also be subject to sanctions imposed by PRC regulatory agencies, including the Chinese Securities Regulatory Commission, or CSRC, if we fail to comply with their rules and regulations. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure and Operation” in the 2021 Annual Report.

Business Overview

China Xiangtai Food Co., Ltd. is a Cayman Islands exempted company and conducts business in China through the PRC Operating Entities. The following description of our business is a description of the business of the PRC Operating Entities.

The PRC Operating Entities engage in feed raw material (soybean meal and soybean oil) wholesale and retail in China since April 2020, when China Xiangtai and Xiangtai WFOE entered into a Share Purchase Agreement with JMC and a shareholder of JMC. Pursuant to the Share Purchase Agreement, China Xiangtai issued to the JMC shareholder, who owns 51% of JMC’s equity interest, a total of 2,000,000 duly authorized, fully paid and nonassessable ordinary shares of China Xiangtai, valued at a price of $3.71 per share, which was the closing price of the Company’s ordinary share on February 4, 2020, for an aggregate purchase price of $7,420,000, subject to certain milestones set forth in the Share Purchase Agreement, in exchange for the JMC shareholder and JMC entering into certain VIE agreements with Xiangtai WFOE. These VIE agreements were entered into on April 3, 2020. Pursuant to the VIE agreements, Xiangtai WFOE has the right to control, manage and operate JMC in return for a service fee equal to 51% of JMC’s after-tax net income. See “—Corporate Structure—VIE Agreements” beginning on page 4 of this prospectus for a summary of the VIE Agreements.

JMC purchases feed raw material from manufacturers and retail to animal husbandry businesses, feed solution manufacturers and trading companies. JMC has established a long-term relationship with Sinograin, a state-owned grain and oil company in China, and has been one of the distributors of Sinograin's “Fu Dou Lai” brand soybean meal in Chongqing, Sichuan, and neighboring area in China. JMC does not process the soybean meal and soybean oil procured from the suppliers. The sales and marketing activities are conducted through JMC’s direct sales force. JMC maintains close contact with our customers to monitor customer requirements and offer additional products or services to meet their needs

Discontinued Operations

Prior to April 2021, the PRC Operating Entities engaged in the pork processing business and had operations across key sections of the industry value chain, including slaughtering, packing, distribution, wholesale, and retail of a variety of fresh pork meat and parts. Prior to February 2020, the PRC Operating Entities operated a grocery store in Chongqing, China that sold our pork and meat products and other consumer goods. In February 2020, the grocery store operation was discontinued. In April 2021, the pork processing business was discontinued.

Operation of Grocery Store

In July 2018, we acquired CQ Pengmei and opened two grocery stores in Chongqing in November 2017 that offered a variety of consumer goods. One of the grocery stores was closed in August 2018, due to the landlord’s failure to meet the fire safety requirements. We filed a lawsuit against the landlord for breach of the store operating lease. The lawsuit is still ongoing. In February 2020, due to the increase in inventory purchase costs and the quarantine restrictions as a result of the COVID-19 pandemic in China, we closed the other grocery store.

Meat Processing

We used to engage in the slaughtering, packing, distribution, wholesale, and retail of a variety of fresh pork meat and parts through CQ Penglin and GA Yongpeng. We used to sell fresh pork to distributors, who then sold to pork vendors in farmers’ markets. Due to the African Swine fever affecting China in October 2018, the supply of hogs decreased. Also, starting from March 2019, the Chongqing government started requiring all local slaughtering houses to only purchase hogs from hog farms in Chongqing, which further limited the supply of hogs. The decrease in supply increased the price of hogs and increased our cost of per unit slaughtering and processing. Starting in January 2020, due to the COVID-19 pandemic and quarantine measures, our sales volume in farmers markets decreased. We were operating at losses during the fiscal year ended June 30, 2020 and 2021. In addition, in March 2021, we ceased operation of the slaughtering and food processing facilities as a result of a legal dispute between CQ Penglin and Chongqing Puluosi Small Mortgage Co., Ltd. The food processing facility was sealed by the court and is subject to a lien. The court ordered the sale of this facility to enforce the court verdict against CQ Penglin. The slaughtering facility is subject to the same lien pursuant to the same court order, and pursuant to which order the facility cannot be sold, transferred or otherwise disposed without approval of the court. See “Item 4. Information on the Company - 4.B. Business Overview - Legal Proceedings - Chongqing Puluosi Small Mortgage Co., Ltd. v. Chongqing Penglin Food Co., Ltd” in the 2021 Annual Report. As a result, in April 2021, we discontinued the meat processing business.

Recent Development

As part of our growth strategies, we have been actively seeking opportunities to deploy emerging technologies, including crypto asset mining and blockchain technologies with diversified expansion strategy recently. In particular, we plan to engage in Bitcoin mining. We will use specialized computers, known as miners, to generate Bitcoins, a digital asset (also known as a cryptocurrency). The miners use application specific integrated circuit (“ASIC”) chips. These chips enable the miners to apply greater computational power, or “hash rate”, to provide transaction verification services (known as solving a block) which helps support the Bitcoin blockchain. For every block added, the Bitcoin blockchain awards a Bitcoin award equal to a set number of Bitcoins per block. These Bitcoin awards are subject to “halving,” whereby the Bitcoin award per block is reduced by half in order to control the supply of Bitcoins on the market. When Bitcoin was first launched in 2009, miners were awarded 50 Bitcoins if they first solved a new block; this award was halved to 25 Bitcoins per new block in 2012, and halved again in 2016 to 12.5 Bitcoins per new block. Most recently, in May 2020, the then prevailing reward of 12.5 Bitcoins per new block was halved to 6.25 Bitcoins. This reward rate is expected to next halve during 2024 to 3.125 Bitcoins per new block and will continue to halve at approximately four-year intervals until all potential 21 million Bitcoins have been mined. Miners with a greater hash rate have a higher chance of solving a block and receiving a Bitcoin award.

On December 15, 2021, SonicHash Canada entered into a sales and purchase agreement with Mineone Inc., pursuant to which SonicHash Canada purchased 742 units of cryptocurrency mining equipment for a total purchase price of $6,999,200, excluding tax. SonicHash Canada has paid the purchase price and the cryptocurrency mining equipment has been delivered to a facility in Alberta, Canada and will be deployed for Bitcoin mining in the future. We are actively looking for a hosting partner to manage the miners’ facility.

On January 6, 2022, SonicHash US entered into a sales and purchase agreement with HashCow LLC (“HashCow”), pursuant to which SonicHash US purchased 600 units of cryptocurrency mining equipment for a total purchase price of $5,995,640, payable within 5 business days from the date of the agreement. The miners are expected to be delivered by the end of January to a facility located in Carthage, NY. The facility will be maintained by Petawatt Holdings LLC (“YCD”). Pursuant to the Main Service Agreement by and between YCD and SonicHash US dated December 23, 2021, YCD will provide managerial and maintenance services at its facilities, including but not limited to rack space, electrical power, internet connection. The agreement is effective for a term of 12 months and is automatically renewed for 12 months thereafter. SonicHash US will pay YCD an electricity fee of $0.08 per KW and a one-time fee of $99 per unit. YCD can terminate the agreement with a 90 days’ advance notice to SonicHash US. In the event that YCD terminates the agreement without a reasonable reason, YCD shall be responsible for any costs and damages of SonicHash US. If SonicHash US terminates the agreement without a reasonable reason, SonicHash US shall pay the electricity bill of three months as a fine. If SonicHash US determines that the effectiveness and profitability is lower than 5%, SonicHash US can terminate the agreement and YCD shall be responsible for any costs and damages of SonicHash US.

We do not have miners for cryptocurrencies other than Bitcoin. We do not and will not have any cryptocurrency operations in China.

Legal Proceedings

Our subsidiaries and VIEs are subject to various legal proceedings and claims, including contractual disputes and other commercial disputes, including as described below. Although it is not feasible to predict the outcome of these matters, we believe, unless otherwise indicated below, given the information currently available, that their ultimate resolution will not have a material adverse effect on our financial condition, results of operations and cash flows.

In addition to the section titled “Item 4. Information on the Company — Legal Proceedings” in our Annual Report on Form 20-F for the year ended June 30, 2021, we had the following legal proceedings:

Chongqing Financing Re-guarantee Co., Ltd. v. Chongqing Penglin Food Co., Ltd., Guang’an Yongpeng Food Co., Ltd., Chongqing Mingwen Food Co., Ltd., Chongqing Pengmei Supermarket Co., Ltd., Chongqing Jinghuangtai Business Management Consulting Co., Ltd., Chongqing Fu Yong Sheng Food Supermarket Co., Ltd., Zeshu Dai, Mingwen Wang, Penling Wang, et al.

In September 2018, CQ Penglin entered into a loan agreement with Chongqing Rural Commercial Bank, for a loan in the amount of RMB 18,700,000 for a term from December 22, 2018 to December 6, 2019. CQ Penglin entered into a guarantee agreement pursuant to which Chongqing Financing Re-guarantee Co., Ltd. agreed to serve as the guarantee for the loan. CQ Penglin repaid a total of RMB 1,200,000 in principal during the term of the loan agreement and entered into an extension agreement with Chongqing Rural Commercial Bank in November 2020, pursuant to which CQ Pengling agreed to repay the remainder of the principal by June 30, 2020. In July 2019, Chongqing Financing Re-guarantee Co., Ltd. paid RMB 3,500,000 in principal on behalf of CQ Penglin.

During the period from June 2020 to November 2020, CQ Penglin repaid RMB 1,400,000 in principal and entered into another extension agreement with Chongqing Rural Commercial Bank, pursuant to which CQ agreed to repay the remainder of the principal by March 31, 2021. In December 2020, Chongqing Financing Re-guarantee Co., Ltd. paid RMB 1,600,000 in principal and RMB 145,704.11 in interest on behalf of CQ Penglin.

In March 2021, Chongqing Financing Re-guarantee Co., Ltd. paid RMB 1,000,000 in principal and RMB 203,996 in interest on behalf of CQ Penglin. Subsequently, CQ Penglin repaid RMB10,000 in principal. In June 2021, Chongqing Financing Re-guarantee Co., Ltd paid RMB 9,990,000 in principal and RMB 192,095.32 in interest on behalf of CQ Penglin.

Subsequently, CQ Penglin pledged RMB 1,000,000 and Zeshu Dai pledged her real estate in Beibei, Chongqing, to Chongqing Financing Re-guarantee Co., Ltd. In addition, Guang’an Yongpeng Food Co., Ltd., Chongqing Mingwen Food Co., Ltd., Chongqing Pengmei Supermarket Co., Ltd., Chongqing Jinghuangtai Business Management Consulting Co., Ltd., Chongqing Fu Yong Sheng Food Supermarket Co., Ltd., Zeshu Dai, Mingwen Wang, Penling Wang, Yong Wang, Yuan Liu, Yushuang Yang agreed to guarantee repayment of the Chongqing Rural Commercial Bank.

Chongqing Financing Re-guarantee Co., Ltd. sued CQ Penglin, Zeshu Dai and the loan ganrantors. On December 13, 2021, the court ruled in favor of Chongqing Financing Re-guarantee Co., Ltd. CQ Penglin has been ordered to reimburse Chongqing Financing Re-guarantee Co., Ltd. a total of RMB 15,412,627.60, loss in the amount of four times the China Loan Prime Rate (LPR) of RMB 15,412,627.60, and legal fees of Chongqing Financing Re-guarantee Co., Ltd. in a total amount of RMB 148,056.49. The real estate of Zeshu Dai shall be auctioned and Chongqing Financing Re-guarantee Co., Ltd. shall have priority in receiving the proceeds of such sales. The foregoing loan guarantors shall bear joint and several liability for the above mentioned repayments.

Summary of Risk Factors

Investing in our ordinary shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our ordinary shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully under “Item 3. Key Information—D. Risk Factors” in the 2021 Annual Report and in the section titled “Risk Factors” beginning on page 24 of this prospectus.

Risks Related to Our Business and Industry (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry” in the 2021 Annual Report and “Risk Factors – Risks Related to Our Business and Industry” beginning on page 24 of this prospectus)

•	Our business could be materially harmed by the ongoing coronavirus (COVID-19) pandemic (see page 9 of the 2021 Annual Report);
•	We might require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all (see page 10 of the 2021 Annual Report);
•	Any perceived or real health risks related to the feed industry could adversely affect our ability to sell our products. If our products become contaminated, we may be subject to product liability claims and product recalls (see page 11 of the 2021 Annual Report);
•	We may incur financial obligation by serving as guarantor for loan borrowed by a related entity (see page 16 of the 2021 Annual Report);
•	Crop disease, severe weather, natural disasters and other conditions affecting the environment, including the effects of climate change, could result in decline in supply and weaken our financial condition (see page 17 of the 2021 Annual Report);
•	Prices of agricultural products and feed raw materials are subject to supply and demand, a market condition which is not predictable (see page 17 of the 2021 Annual Report);
•	We may be liable for improper use or appropriation of personal information provided by our customers (see page 18 of the 2021 Annual Report);
•	If we are unable to successfully implement our Bitcoin mining business plan, it would affect our financial and business condition and results of operations (see page 24 of this prospectus);
•	Our results of operations are expected to be impacted by significant fluctuation of Bitcoin price (see page 24 of this prospectus);
•	The Bitcoin which we mine, is subject to halving; the Bitcoin reward for successfully uncovering a block will halve several times in the future and Bitcoin’s value may not adjust to compensate us for the reduction in the rewards we receive from our mining efforts (see page 27 of this prospectus);
•	We are subject to risks associated with our need for significant electrical power. Government regulators may potentially restrict the ability of electricity suppliers to provide electricity to mining operations, such as ours (see page 27 of this prospectus);

Risks Related to Our Corporate Structure and Operation (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure and Operation” in the 2021 Annual Report)

•	Substantial uncertainties exist with respect to the interpretation and implementation of PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations (see page 20 of the 2021 Annual Report);
•	The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S exchanges, however, if the VIEs or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on any U.S. exchange, which would materially affect the interest of the investors (see page 21 of the 2021 Annual Report);

•	If the PRC government deems that the contractual arrangements in relation to CQ Penglin and JMC, our consolidated variable interest entities, do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations (see page 21 of the 2021 Annual Report);
•	We rely on contractual arrangements with CQ Penglin, JMC and Fu Tong Ge, the consolidated variable interest entities, for a portion of our business operations, which may not be as effective as direct ownership in providing operational control (see page 22 of the 2021 Annual Report);
•	Any failure by CQ Penglin, JMC or Fu Tong Ge, the consolidated variable interest entities, or their respective shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business (see page 23 of the 2021 Annual Report);
•	The respective shareholders of CQ Penglin, JMC and Fu Tong Ge, the consolidated variable interest entities, may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition (see page 23 of the 2021 Annual Report);
•	Contractual arrangements in relation to CQ Penglin, JMC and Fu Tong Ge, the consolidated variable interest entities, may be subject to scrutiny by the PRC tax authorities and they may determine that we or CQ Penglin, JMC or Fu Tong Ge owe additional taxes, which could negatively affect our financial condition and the value of your investment (see page 24 of the 2021 Annual Report);
•	The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States (see page 25 of the 2021 Annual Report);
•	We are a holding company and may rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our ordinary shares (see page 25 of the 2021 Annual Report);

Risks Related to Doing Business in the People’s Republic of China (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the People’s Republic of China” in the 2021 Annual Report and “Risk Factors – Risks Related to Doing Business in the People’s Republic of China” beginning on page 27 of this prospectus)

•	China’s legal system is evolving and has inherent uncertainties that could limit the legal protection available to you (see page 27 of the 2021 Annual Report);
•	Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us (see page 27 of the 2021 Annual Report);
•	Any actions by Chinese government, including any decision to intervene or influence our operations or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to our operations, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless (see page 27 of the 2021 Annual Report);
•	Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment (see page 30 of the 2021 Annual Report);
•	PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law (see page 31 of the 2021 Annual Report);
•	The recent joint statement by the SEC and the Public Company Accounting Oversight Board (United States), or the “PCAOB,” proposed rule changes submitted by Nasdaq and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering (see page 34 of the 2021 Annual Report);
•	The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval (see page 36 of the 2021 Annual Report);

Risks Related to United States Government Regulation (for a more detailed discussion, see “Risk Factors – Risks Related to United States Government Regulations” beginning on page 28 of this prospectus)

•	We are subject to an extensive and rapidly-evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, business, operating results and financial condition (see page 28 of this prospectus);

•	A particular digital asset’s status as a “security” in any relevant jurisdiction is subject to a high degree of uncertainty and if a regulator disagrees with our characterization of a digital asset, we may be subject to regulatory scrutiny, investigations, fines, and penalties, which may adversely affect our business, operating results and financial condition. Furthermore, a determination that Bitcoin or any other digital asset that we own or mine is a “security” may adversely affect the value of Bitcoin and our business (see page 29 of this prospectus);

•	Because there has been limited precedent set for financial accounting of Bitcoin and other Bitcoin assets, the determination that we have made for how to account for Bitcoin assets transactions may be subject to change (see page 31 of this prospectus);

Risks Related to Canadian Government Regulations (for a more detailed discussion, see “Risk Factors – Risks Related to Canadian Government Regulations” beginning on page 31 of this prospectus)

•	The regulations of Alberta Utilities Commission (“AUC”) may have an adverse impact on our Canadian operations (see page 31 of this prospectus).

Risks Related to Our Ordinary Shares (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Related to Our Ordinary Shares” in the 2021 Annual Report and “Risk Factors – Risks Related to Our Ordinary Shares” beginning on page 32 of this prospectus)

•	As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards (see page 38 of the 2021 Annual Report);
•	We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors (see page 39 of the 2021 Annual Report);

•	The market price of our ordinary shares may be volatile or may decline regardless of our operating performance (see page 40 of the 2021 Annual Report);
•	We do not intend to pay dividends for the foreseeable future (see page 41 of the 2021 Annual Report);
•	We have material weaknesses in our internal control over financial reporting. If any material weakness persists or if we fail to establish and maintain effective internal control over financial reporting, our ability to accurately report its financial results could be adversely affected (see page 41 of the 2021 Annual Report);
•	The exercise of the Warrants may further dilute the ordinary shares and adversely impact the price of our ordinary shares (see page 32 of this prospectus);

Permission Required from PRC Authorities

We, our subsidiaries, and the VIEs are not currently required to obtain permission from any of the PRC authorities to operate and issue our ordinary shares to foreign investors. We, our subsidiaries, and the VIEs are not required to obtain permission or approval in connection with the VIEs’ operations from the China Securities Regulatory Commission (“CSRC”) or Cyberspace Administration of China (“CAC”) or any other governmental agency, nor have we or our subsidiaries or the VIEs received any denial for the VIEs’ operations. Recently, however, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the “Opinions,” which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies, cybersecurity, data privacy protection requirements, and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirements in the future. Given the current regulatory environment in the PRC, we are still subject to the uncertainty of different interpretation and enforcement of the rules and regulations in the PRC adverse to us, which may take place quickly with little advance notice. See “Risk Factors—Risks Relating to Doing Business in the PRC—The Opinions recently issued by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council may subject us to additional compliance requirement in the future” on page 27 of this prospectus.

Cash Transfers Between Our Company, Our Subsidiaries and the VIEs

As of the date of this prospectus, our Company, our subsidiaries, and the VIEs have not distributed any earnings or settled any amounts owed under the VIE Agreements. Our Company, our subsidiaries, and the VIEs do not have any plan to distribute earnings or settle amounts owed under the VIE Agreements in the foreseeable future.

During the fiscal years ended June 30, 2021, 2020, and 2019, cash transfers and transfers of other assets between our Company, our subsidiaries, and the VIEs were as follows:

For the Fiscal Year Ended June 30, 2021
No.	Transfer From	Transfer To	Approximate Value (US$)	Type
1	Subsidiaries	VIEs	$9,942,000	Cash (Intercompany Borrowing)
2	VIEs	Subsidiaries	$245,000	Cash (Intercompany Borrowing)
3	VIEs	Company	$162,000	Cash (Intercompany Borrowing)
4	Company	Subsidiaries	$9,362,000	Cash (Intercompany Borrowing)

For the Fiscal Year Ended June 30, 2020
No.	Transfer From	Transfer To	Approximate Value (US$)	Type
1	Subsidiaries	VIEs	$2,926,000	Cash (Intercompany Borrowing)
2	VIEs	Subsidiaries	$587,000	Cash (Intercompany Borrowing)
3	VIEs	Company	$367,000	Cash (Intercompany Borrowing)
4	Company	Subsidiaries	$3,935,000	Cash (Intercompany Borrowing)

For the Fiscal Year Ended June 30, 2019
No.	Transfer From	Transfer To	Approximate Value (US$)	Type
1	Subsidiaries	VIEs	$4,613,000	Cash (Intercompany Borrowing)
2	VIEs	Subsidiaries	$454,000	Cash (Intercompany Borrowing)
3	Company	VIEs	$1,772,000	Cash (Intercompany Borrowing)
4	Company	Subsidiaries	$4,624,000	Cash (Intercompany Borrowing)

Our Company is permitted under the laws of the Cayman Islands to provide funding to our subsidiaries incorporated in the British Virgin Islands and Hong Kong through loans or capital contributions without restrictions on the amount of the funds. Our subsidiaries are permitted under the respective laws of the British Virgin Islands and Hong Kong to provide funding to our Company through dividend distribution without restrictions on the amount of the funds.

Our Company is permitted under PRC laws and regulations to provide funding to the PRC Subsidiaries only through loans or capital contributions and to the VIEs only through loans, subject to satisfaction of applicable government registration and approval requirements.

To make capital contributions to the PRC Subsidiaries, the amount of capital contribution shall be limited to the registered capital of the PRC Subsidiaries. However, the PRC Subsidiaries may increase their registered capital with the local Administration for Market Regulation (AMR) at any time. In practice, under the condition that PRC Subsidiaries are prepared with complete materials, the local AMR will generally approve the application within several business days, and the local bank’s approval for the inward remittances of registered capital can be also completed within a few business days.

To make loans to the PRC Subsidiaries or the VIEs, according to Matters relating to the Macro-prudential Management of Comprehensive Cross-border Financing, or PBOC Circular 9, promulgated by the People’s Bank of China, the total cross-border financing of a company shall be calculated using a risk-weighted approach and shall not exceed an upper limit. The upper limit shall be calculated as capital or assets (for enterprises, net assets shall apply) multiplied by a cross-border financing leverage ratio and multiplied by a macro-prudential regulation parameter. The macro-prudential regulation parameter is currently 1, which may be adjusted by the People’s Bank of China and the State Administration of Foreign Exchange in the future, and the cross-border financing leverage ratio is 2 for enterprises. Therefore, the upper limit of the loans that a PRC company can borrow from foreign companies shall be calculated at 2 times the borrower’s net assets. When the PRC Subsidiaries and the VIEs jointly apply for borrowing foreign debt, the upper limit of borrowing shall be 2 times of the net assets in the consolidated financial statement, and the VIEs shall make a commitment to refrain from borrowing foreign debt in their own respective names.

Furthermore, Xiangtai WFOE and Gangyixing WFOE, as a foreign-invested enterprises, may also choose to calculate the upper limit of foreign debt borrowing based on the surplus between the total investment in projects approved by the verifying departments and the registered capital. We can make loans to Xiangtai WFOE and Gangyixing WFOE within the range of the surplus.

Current PRC regulations permit the PRC Subsidiaries to pay dividends to the subsidiaries in Hong Kong only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of a subsidiary’s board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if we or our subsidiaries are unable to receive all of the revenues from our operations through the current VIE Agreements, we may be unable to pay dividends on our ordinary shares.

See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure and Operation –We are a holding company and may rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our ordinary shares” in the 2021 Annual Report.

Dividends or Distributions Made to our Company and U.S. Investors and Tax Consequences

As of the date of this prospectus, none of our subsidiaries nor the VIEs has made any dividends or distributions to China Xiangtai and China Xiangtai has not made any dividends or distributions to its shareholders.

We plan to retain any earnings for the foreseeable future for our operations. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements and such other factors as our board of directors deems relevant.

In addition to obtaining financing at the holding company level, China Xiangtai’s ability to pay dividends to its shareholders and to service any debt it may incur may depend upon dividends paid by the PRC Subsidiaries. If any of our subsidiaries incurs debt on its own in the future, the instruments governing such debt may restrict its ability to pay dividends to China Xiangtai.

Subject to the passive foreign investment company rules, the gross amount of distributions we make to investors with respect to our ordinary shares (including the amount of any taxes withheld therefrom) will be taxable as a dividend, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Holding Foreign Companies Accountable Act (the “HFCAA”)

Our ordinary shares may be prohibited from trading on a national exchange under the HFCAA if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. Our auditor, WWC, P.C., has been inspected by the PCAOB on a regular basis, with the last inspection conducted during November 2021, and it is not subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our ordinary shares is prohibited under the HFCAA in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our ordinary shares. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if passed by the U.S. House of Representatives and signed into law, would reduce the period of time for foreign companies to comply with PCAOB audits to two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the People’s Republic of China—The recent joint statement by the SEC and the Public Company Accounting Oversight Board (United States), or the ‘PCAOB,’ proposed rule changes submitted by Nasdaq and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.” in our annual report on Form 20-F for the fiscal year ended June 30, 2021, which is incorporated by reference into this prospectus.

Selected Condensed Consolidated Financial Schedule

The following tables present selected condensed consolidated financial data of China Xiangtai, its subsidiaries, and the VIEs for the fiscal years ended June 30, 2021, 2020, and 2019, and balance sheet data as of June 30, 2021 and 2020, which have been derived from our audited consolidated financial statements for those years.

	VIEs	SUBSIDIARIES	PARENT	TOTAL	ELIMINATING ENTRIES	CONSOLIDATED BALANCE
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
	2021	2021	2021	2021	2021	2021
CURRENT ASSETS
Cash and cash equivalents	$4,265	$1,395	$1,943	$7,603	$-	$7,603
Accounts receivable, net	11,142,558	-	-	11,142,558	-	11,142,558
Other receivables - related parties	-	6,126,115	-	6,126,115	(6,126,115)	-
Inventories	229,392	-	-	229,392	-	229,392
Prepayments	1,921,459	-	130,088	2,051,547	-	2,051,547
Intercompany receivables	-	2,232,333	19,163,736	21,396,069	(21,396,069)	-
Current assets of discontinued operations	18,375,858	714,756	-	19,090,614	-	19,090,614
Total current assets	31,673,532	9,074,599	19,295,767	60,043,898	(27,522,184)	32,521,714

OTHER ASSETS
Plant and equipment, net	4,395	-	-	4,395	-	4,395
Deferred tax assets	2,331,145	-	-	2,331,145	-	2,331,145
Other assets of discontinued operations	4,686,008	1,332,566	-	6,018,574	-	6,018,574
Total other assets	7,021,548	1,332,566	-	8,354,114	-	8,354,114

Total assets	$38,695,080	$10,407,165	$19,295,767	$68,398,012	$(27,522,184)	$40,875,828

CURRENT LIABILITIES
Short-term loans - banks	$782,073	$-	-	782,073	-	782,073
Convertible debenture, net	-	-	1,300,000	1,300,000	-	1,300,000
Accounts payable	9,966,193	-	-	9,966,193	-	9,966,193
Other payables and accrued liabilities	21,768	2,597	218,045	242,410	-	242,410
Other payables - related parties	1,483,634	1,025,505	720,809	3,229,948	-	3,229,948
Customer deposits	4,309,819	-	-	4,309,819	-	4,309,819
Customer deposits - related party	5,958	-	-	5,958	-	5,958
Taxes payable	1,034,421	-	-	1,034,421	-	1,034,421
Current liabilities of discontinued operations	21,759,683	2,192,902	-	23,952,585	(6,126,115)	17,826,470
Total current liabilities	39,363,549	3,221,004	2,238,854	44,823,407	(6,126,115)	38,697,292

OTHER LIABILITIES
Loss in excess of investment in subsidiaries	-	-	20,278,567	20,278,567	(20,278,567)	-
Other liabilities of discontinued operations	25,696,344	623,950	-	26,320,294	(22,521,770)	3,798,524
Total other liabilities	25,696,344	623,950	20,278,567	46,598,861	(42,800,337)	3,798,524

Total liabilities	65,059,893	3,844,954	22,517,421	91,422,268	(48,926,452)	42,495,816

SHAREHOLDERS' EQUITY
Ordinary shares & additional paid-in capital	2,677,059	2,928,884	32,582,965	38,188,908	(5,605,943)	32,582,965
Deferred share compensation	-	-	(21,140)	(21,140)	-	(21,140)
Statutory reserves	909,475	760,892	1,670,367	3,340,734	(1,670,367)	1,670,367
(Accumulated deficit) retained earnings	(30,826,756)	3,615,424	(38,574,620)	(65,785,952)	27,211,332	(38,574,620)
Accumulated other comprehensive (loss) income	(726,257)	(742,989)	1,120,774	(348,472)	1,469,246	1,120,774
Total China Xiangtai Food Co., Ltd. shareholders' equity	(27,966,479)	6,562,211	(3,221,654)	(24,625,922)	21,404,268	(3,221,654)

NONCONTROLLING INTERESTS	1,601,666	-	-	1,601,666	-	1,601,666

Total liabilities and shareholders' equity	$38,695,080	$10,407,165	$19,295,767	$68,398,012	$(27,522,184)	$40,875,828

	VIEs	SUBSIDIARIES	PARENT	TOTAL	ELIMINATING ENTRIES	CONSOLIDATED BALANCE
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
	2020	2020	2020	2020	2020	2020
CURRENT ASSETS
Cash and cash equivalents	$901,800	$6,124	$163,640	$1,071,564	$-	$1,071,564
Accounts receivable, net	9,833,936	-	-	9,833,936	-	9,833,936
Other receivables, net	12,747	-	28,940	41,687	-	41,687
Other receivables - related parties	-	5,797,241	-	5,797,241	(5,797,241)	-
Prepayments	1,039,017	-	18,406	1,057,423	-	1,057,423
Intercompany receivables	-	2,225,809	9,963,384	12,189,193	(12,189,193)	-
Current assets of discontinued operations	36,560,042	1,711,282	-	38,271,324	-	38,271,324
Total current assets	$48,347,542	$9,740,456	$10,174,370	$68,262,368	$(17,986,434)	$50,275,934

OTHER ASSETS
Plant and equipment, net	10,121	-	-	10,121	-	10,121
Goodwill	-	5,185,866	-	5,185,866	-	5,185,866
Long-term investments	-	-	19,713,942	19,713,942	(19,713,942)	-
Deferred tax assets	648,768	-	-	648,768	-	648,768
Other assets of discontinued operations	4,303,028	2,925,717	-	7,228,745	-	7,228,745
Total other assets	4,961,917	8,111,583	19,713,942	32,787,442	(19,713,942)	13,073,500

Total assets	$53,309,459	$17,852,039	$29,888,312	$101,049,810	$(37,700,376)	$63,349,434

CURRENT LIABILITIES
Short-term loans - banks	$1,245,489	$-	$-	$1,245,489	$-	$1,245,489
Loans from third parties	-	-	500,000	500,000	-	500,000
Convertible debenture	-	-	4,768,312	4,768,312	-	4,768,312
Accounts payable	5,727,718	-	-	5,727,718	-	5,727,718
Other payables and accrued liabilities	17,007	2,596	390,122	409,725	-	409,725
Other payables - related parties	2,879,867	4,758,524	423,416	8,061,807	(5,797,241)	2,264,566
Customer deposits	1,159,902	-	-	1,159,902	-	1,159,902
Taxes payable	399,276	-	-	399,276	-	399,276
Current liabilities of discontinued operations	28,120,679	503,535	-	28,624,214	(12,363,612)	16,260,602
Total current liabilities	39,549,938	5,264,655	6,081,850	50,896,443	(18,160,853)	32,735,590

OTHER LIABILITIES
Other liabilities of discontinued operations	3,369,279	417,729	-	3,787,008	-	3,787,008
Total other liabilities	3,369,279	417,729	-	3,787,008	-	3,787,008

Total liabilities	42,919,217	5,682,384	6,081,850	54,683,451	(18,160,853)	36,522,598

SHAREHOLDERS' EQUITY
Ordinary shares & APIC	2,677,059	5,560,112	16,005,122	24,242,293	(8,237,171)	16,005,122
Deferred share compensation	-	-	(47,708)	(47,708)	-	(47,708)
Statutory reserves	909,475	760,892	1,670,367	3,340,734	(1,670,367)	1,670,367
Retained earnings	4,551,486	6,150,108	7,034,899	17,736,493	(10,701,594)	7,034,899
Accumulated other comprehensive loss	(768,152)	(301,457)	(856,218)	(1,925,827)	1,069,609	(856,218)
Total China Xiangtai Food Co., Ltd. shareholders' equity	7,369,868	12,169,655	23,806,462	43,345,985	(19,539,523)	23,806,462

NONCONTROLLING INTERESTS	3,020,374	-	-	3,020,374	-	3,020,374

Total liabilities and shareholders' equity	$53,309,459	$17,852,039	$29,888,312	$101,049,810	$(37,700,376)	$63,349,434

	VIEs	SUBSIDIARIES	PARENT	TOTAL	ELIMINATING ENTRIES	CONSOLIDATED BALANCE
	For the Year Ended June 30, 2021
Operating revenues	$80,498,435	$-	$-	$80,498,435	$-	$80,498,435
Gross profit	$2,997,018	$(10,798,684)	$-	$(7,801,666)	$-	$2,997,018
Loss from operations	$(3,872,881)	$(5,648,809)	$(3,474,225)	$(12,995,915)	$-	$(12,995,915)
Investment loss from VIEs/subsidiaries	$-	$-	$(41,969,501)	$(41,969,501)	$41,969,501	$-
Net loss from continuing operations	(3,007,036)	(5,650,681)	(3,640,018)	(12,297,735)	-	(12,297,735)
Net loss from discontinued operations	(33,789,915)	(995,317)	-	(34,785,232)	-	(34,785,232)
Net loss	$(36,796,951)	(6,645,998)	(45,609,519)	(89,052,468)	41,969,501	(47,082,967)
Less: net loss attributable to non-controlling interest	(1,473,448)	-	-	(1,473,448)	-	(1,473,448)
Net loss attributable to China Xiangtai Food Co. Ltd.	$(35,323,503)	$(6,645,998)	$(45,609,519)	$(87,579,020)	$41,969,501	$(45,609,519)

	VIEs	SUBSIDIARIES	PARENT	TOTAL	ELIMINATING ENTRIES	CONSOLIDATED BALANCE
	For the Year Ended June 30, 2020
Operating revenues	$24,248,765	$-	$-	$24,248,765	$-	$24,248,765
Gross profit	$2,029,237	$-	$-	$2,029,237	$-	$2,029,237
Income (loss) from operations	$1,242,103	$(409,361)	$(3,442,494)	$(2,609,752)	$-	$(2,609,752)
Investment loss from VIEs/subsidiaries	$-	$-	$(952,049)	$(952,049)	$952,049	$-
Net income (loss) from continuing operations	974,302	(415,649)	(3,924,893)	(3,366,240)	-	(3,366,240)
Net loss from discontinued operations	-	(1,033,293)	-	(1,033,293)	-	(1,033,293)
Net income (loss)	$974,302	$(1,448,942)	$(4,876,942)	$(5,351,582)	$952,049	$(4,399,533)
Less: net income attributable to non-controlling interest	477,409	-	-	477,409	-	477,409
Net income (loss) attributable to China Xiangtai Food Co. Ltd.	$496,893	$(1,448,942)	$(4,876,942)	$(5,828,991)	$952,049	$(4,876,942)

	VIEs	SUBSIDIARIES	PARENT	TOTAL	ELIMINATING ENTRIES	CONSOLIDATED BALANCE
	For the Year Ended June 30, 2019
Operating revenues	$-	$-	$-	$-	$-	$-
Cost of revenues	$-	$-	$-	$-	$-	$-
Gross profit	$-	$-	$-	$-	$-	$-
Loss from operations	$-	$(201,745)	$(309,466)	$(511,211)	$-	$(511,211)
Income from VIEs/subsidiaries	$-	$-	$4,673,057	$4,673,057	$(4,673,057)	$-
Net loss from continuing operations	-	(200,905)	(309,466)	(510,371)	-	(510,371)
Net income (loss) from discontinued operations	5,533,912	(659,950)	-	4,873,962	-	4,873,962
Net income (loss)	$5,533,912	$(860,855)	$4,363,591	$9,036,648	$(4,673,057)	$4,363,591

	VIEs	SUBSIDIARIES	PARENT	TOTAL	ELIMINATING ENTRIES	CONSOLIDATED BALANCE
	For the Year Ended June 30, 2021
Net cash provided by (used in) operating activities	$256,862	$(49,437)	$(10,751,255)	$(10,543,830)	$-	$(10,543,830)
Net cash used in investing activities	-	-	-	-	-	-
Net cash (used in) provided by financing activities	(1,598,445)	(336,946)	10,589,558	8,654,167	-	8,654,167
Effect of exchange rate	91,736	368,098	-	459,834	-	459,834
Net decrease in cash and cash equivalents	(1,249,847)	(18,285)	(161,697)	(1,429,829)	-	(1,429,829)
Cash and cash equivalents, beginning of year	1,330,738	41,382	163,640	1,535,760	-	1,535,760
Cash and cash equivalents, end of year	$80,891	$23,097	$1,943	$105,931	$-	$105,931

	VIEs	SUBSIDIARIES	PARENT	TOTAL	ELIMINATING ENTRIES	CONSOLIDATED BALANCE
	For the Year Ended June 30, 2020
Net cash (used in) provided by operating activities	$(3,782,803)	$3,353,176	$(5,482,392)	$(5,912,019)	$-	$(5,912,019)
Net cash provided by (used in) investing activities	165,033	(5,971)	-	159,062	-	159,062
Net cash provided by (used in) financing activities	4,487,314	(6,056,338)	5,646,032	4,077,008	-	4,077,008
Effect of exchange rate	(17,597)	13,301	-	(4,296)	-	(4,296)
Net increase in cash and cash equivalents	851,947	(2,695,832)	163,640	(1,680,245)	-	(1,680,245)
Cash and cash equivalents, beginning of year	478,791	2,737,214	-	3,216,005	-	3,216,005
Cash and cash equivalents, end of year	$1,330,738	$41,382	$163,640	$1,535,760	$-	$1,535,760

	VIEs	SUBSIDIARIES	PARENT	TOTAL	ELIMINATING ENTRIES	CONSOLIDATED BALANCE
	For the Year Ended June 30, 2019
Net cash used in operating activities	$(2,815,275)	$(2,268,733)	$(183,253)	$(5,267,261)	$-	$(5,267,261)
Net cash provided by investing activities	1,168,959	24,585	-	1,193,544	-	1,193,544
Net cash provided by financing activities	1,832,599	4,634,674	183,253	6,650,526	-	6,650,526
Effect of exchange rate	(11,930)	332,033	-	320,103	-	320,103
Net increase in cash and cash equivalents	174,353	2,722,559	-	2,896,912	-	2,896,912
Cash and cash equivalents, beginning of year	304,438	14,655	-	319,093	-	319,093
Cash and cash equivalents, end of year	$478,791	$2,737,214	$-	$3,216,005	$-	$3,216,005

Corporate Information

Our principal executive offices are located at Xinganxian Plaza, Building B, Suite 21-1, Lianglukou, Yuzhong District, Chongqing, People’s Republic of China 400800. The telephone number of our principal executive offices is +86 (023) 86330158. Our registered office in the Cayman Islands is provided by Corporate Filing Services Ltd. and located at 3rd Floor, Harbour Centre, PO Box 61, Grand Cayman, KYl-1102, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc. located at 10 E. 40th Street, 10th Floor, New York, NY 10016. Our corporate website is http://irplin.com/. The information contained in our website is not a part of this prospectus.

The SEC maintains an internet site at http://www.sec.gov that contains reports, information statements, and other information regarding issuers that file electronically with the SEC.

Implications of Being an Emerging Growth Company

We qualify as and elect to be an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include, but not limited to:

•	Reduced disclosure about the emerging growth company’s executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our ordinary shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. Except for our consolidated balance sheets, which we include two years of audited financial statements, we have decided to include three years of audited financial statements and three years of related management’s discussion and analysis of financial condition and results of operations disclosure in our annual report on Form 20-F.

Implication of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•	we are not required to provide as many Exchange Act reports or provide periodic and current reports as frequently, as a domestic public company;

•	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

RISK FACTORS

You should carefully consider the matters described below and in “Risk Factors” in “Item 3. Key Information—D. Risk factors” in our Annual Report, as amended, on Form 20-F for the year ended June 30, 2021, and all of the information included or incorporated by reference in this prospectus before deciding whether to purchase our ordinary shares. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. In that case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment. The risks also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Notice Regarding Forward-Looking Statements” on page 2 of this prospectus.

Risks Related to Our Business and Industry

If we are unable to successfully implement our Bitcoin mining business plan, it would affect our financial and business condition and results of operations.

In December 2021, we decided to enter the Bitcoin mining business. There are various risks related to these efforts, including the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our intentions and expectations with regard to the execution of our business plan, and the timing of any related initiatives, are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to successfully execute our business plan, whether due to failure to realize the anticipated benefits from our business initiatives in the anticipated time frame or otherwise, we may be unable to achieve our financial targets.

Our results of operations are expected to be impacted by significant fluctuation of Bitcoin price.

The price of Bitcoin has experienced significant fluctuations over its relatively short existence and may continue to fluctuate significantly in the future. Bitcoin prices ranged from approximately US$3,757 per coin as of December 31, 2018, US$7,184 per coin as of December 31, 2019, US$28,972 per coin as of December 31, 2020, to US$46,197 per coin as of December 7, 2021 according to Blockchain.info.

As we start to engage in Bitcoin mining, we expect our results of operations to continue to be affected by the Bitcoin price. Any future significant reductions in the price of Bitcoin will likely have a material and adverse effect on our results of operations and financial condition. We cannot assure you that the Bitcoin price will remain high enough to sustain our operation or that the Bitcoin price will not decline significantly in the future. Furthermore, fluctuations in the Bitcoin price can have an immediate impact on the trading price of our ordinary shares even before our financial performance is affected, if at all.

Various factors, mostly beyond our control, could impact the Bitcoin price. For example, the usage of Bitcoins in the retail and commercial marketplace is relatively low in comparison with the usage for speculation, which contributes to Bitcoin’s price volatility. Additionally, the reward for Bitcoin mining will decline over time. The most recent halving event occurred in May 2020 and next one to occur will be four years later, which may further contribute to Bitcoin price volatility.

If, pursuant to our hosting service contracts with hosting service providers, hosting service providers cannot or will not supply sufficient electric power or services for us to operate our miners or if such agreements are terminated, we may be required to relocate some or all of our miners to an alternative facility, which may have a less advantageous cost structure and our business and results of operations may suffer as a result.

We have entered into hosting service contract in connection with our miners’ facility in the United States. We are actively looking for a host service provider for our miners’ facility in Canada. If we are unable to secure sufficient power supply from the current hosting service providers, or if the current hosting service providers are unable to supply sufficient electric power, we may be forced to seek out alternative mining facilities and may be forced to accept less advantageous terms. Further, during relocation to a new mining facility, we will not be able to operate our miners and therefore we will not be able to generate revenue. Should this occur, our operations may be disrupted, which may have a material adverse effect on our operations.

The development and acceptance of cryptographic and algorithmic protocols governing the issuance of and transactions in cryptocurrencies is subject to a variety of factors that are difficult to evaluate.

The use of cryptocurrencies to, among other things, buy and sell goods and services and complete transactions, is part of a new and rapidly evolving industry that employs Bitcoin assets based upon a computer-generated mathematical and/or cryptographic protocol. Large-scale acceptance of cryptocurrencies as a means of payment has not occurred, and may never occur. The growth of this industry in general, and the use of Bitcoin, in particular, is subject to a high degree of uncertainty, and the slowing or stopping of the development or acceptance of developing protocols may occur unpredictably. The factors include, but are not limited to:

●	continued worldwide growth in the adoption and use of cryptocurrencies as a medium to exchange;

●	governmental and quasi-governmental regulation of cryptocurrencies and their use, or restrictions on or regulation of access to and operation of the network or similar Bitcoin systems;

●	changes in consumer demographics and public tastes and preferences;

●	the maintenance and development of the open-source software protocol of the network;

●	the increased consolidation of contributors to the Bitcoin blockchain through mining pools;

●	the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

●	the use of the networks supporting cryptocurrencies for developing smart contracts and distributed applications;

●	general economic conditions and the regulatory environment relating to cryptocurrencies; and

●	negative consumer sentiment and perception of Bitcoin specifically and cryptocurrencies generally.

The outcome of these factors could have negative effects on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations as well as potentially negative effect on the value of any Bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account, which would harm investors in our securities.

Banks and financial institutions may not provide banking services, or may cut off services, to businesses that engage in Bitcoin-related activities or that accept cryptocurrencies as payment, including financial institutions of investors in our securities.

A number of companies that engage in Bitcoin and/or other Bitcoin-related activities have been unable to find banks or financial institutions that are willing to provide them with bank accounts and other services. Similarly, a number of companies and individuals or businesses associated with cryptocurrencies may have had and may continue to have their existing bank accounts closed or services discontinued with financial institutions in response to government action.

Subject to such restrictions, we also may be unable to obtain or maintain these services for our business. The difficulty that many businesses in our industry and in related industries have and may continue to have in finding banks and financial institutions willing to provide them services may now, and in the future, decrease the usefulness of cryptocurrencies as a payment system, harm public perception of cryptocurrencies and decrease their usefulness.

The usefulness of cryptocurrencies as a payment system and the public perception of cryptocurrencies could be damaged if banks or financial institutions were to close the accounts of businesses engaging in Bitcoin and/or other Bitcoin-related activities. This could occur as a result of compliance risk, cost, government regulation or public pressure. The risk applies to securities firms, clearance and settlement firms, national stock and derivatives on commodities exchanges, the over-the-counter market, and the Depository Trust Company, which, if any of such entities adopts or implements similar policies, rules or regulations, could negatively affect our relationships with financial institutions and impede our ability to convert cryptocurrencies to fiat currencies. Such factors could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and harm investors.

We may face risks of Internet disruptions, which could have an adverse effect on the price of cryptocurrencies.

A disruption of the Internet may affect the use of cryptocurrencies and subsequently the value of our securities. Generally, cryptocurrencies and our business of mining cryptocurrencies is dependent upon the Internet. A significant disruption in Internet connectivity could disrupt a currency’s network operations until the disruption is resolved and have an adverse effect on the price of cryptocurrencies and our ability to mine cryptocurrencies.

The impact of geopolitical and economic events on the supply and demand for cryptocurrencies is uncertain.

Geopolitical crises may motivate large-scale purchases of Bitcoin and other cryptocurrencies, which could increase the price of Bitcoin and other cryptocurrencies rapidly. This may increase the likelihood of a subsequent price decrease, as crisis-driven purchasing behavior dissipates, adversely affecting the value of our inventory following such downward adjustment. Such risks are similar to the risks of purchasing commodities in general uncertain times, such as the risk of purchasing, holding or selling gold. Alternatively, as an emerging asset class with limited acceptance as a payment system or commodity, global crises and general economic downturn may discourage investment in cryptocurrencies as investors focus their investment on less volatile asset classes as a means of hedging their investment risk.

As an alternative to flat currencies that are backed by central governments, cryptocurrencies, which are relatively new, are subject to supply and demand forces. How such supply and demand will be impacted by geopolitical events is largely uncertain but could be harmful to us and investors in our ordinary shares. Political or economic crises may motivate large-scale acquisitions or sales of cryptocurrencies either globally or locally. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin or any other cryptocurrencies we mine or otherwise acquire or hold for our own account.

There is a lack of liquid markets for cryptocurrencies, and blockchain/Bitcoin-based assets are susceptible to potential manipulation.

Cryptocurrencies that are represented and trade on a ledger-based platform may not necessarily benefit from viable trading markets. Stock exchanges have listing requirements and vet issuers; requiring them to be subjected to rigorous listing standards and rules, and monitor investors transacting on such platform for fraud and other improprieties. These conditions may not necessarily be replicated on a distributed ledger platform, depending on the platform’s controls and other policies. The laxer a distributed ledger platform is about vetting issuers of Bitcoin assets or users that transact on the platform, the higher the potential risk for fraud or the manipulation of the ledger due to a control event. These factors may decrease liquidity or volume or may otherwise increase volatility of investment securities or other assets trading on a ledger-based system, which may adversely affect us. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account and harm investors.

Our Bitcoins may be subject to loss, theft or restriction on access.

There is a risk that some or all of our Bitcoins could be lost or stolen. Cryptocurrencies are stored in platforms commonly referred to as “wallets” by holders of Bitcoins which may be accessed to exchange a holder’s Bitcoin assets. Access to our Bitcoin assets could also be restricted by cybercrime (such as a denial-of-service attack) against a service at which we maintain a hosted hot wallet. A hot wallet refers to any Bitcoin wallet that is connected to the Internet. Generally, hot wallets are easier to set up and access than wallets in cold storage, but they are also more susceptible to hackers and other technical vulnerabilities. Cold storage refers to any Bitcoin wallet that is not connected to the Internet. Cold storage is generally more secure from external attack than hot storage but is not ideal for quick or regular transactions and we may experience lag time in our ability to respond to market fluctuations in the price of our Bitcoin assets. Moreover, cold storage may increase the risk of internal theft or malfeasance. We hold our digital assets in hot or cold wallets through third-party custodians to reduce the risk of external malfeasance, but the risk of loss of our Bitcoin assets cannot be wholly eliminated. If any of our Bitcoin were lost or stolen, it is unlikely that we would ever be able to recover such Bitcoin.

Hackers or malicious actors may launch attacks to steal, compromise or secure cryptocurrencies, such as by attacking the Bitcoin network source code, exchange miners, third-party platforms, cold and hot storage locations or software, or by other means. We may be in control and possession of one of the more substantial holdings of Bitcoins. As we increase in size, we may become a more appealing target of hackers, malware, cyber-attacks or other security threats. Any of these events may adversely affect our operations and, consequently, our investments and profitability. The loss or destruction of a private key required to access our digital wallets may be irreversible and we may be denied access for all time to our Bitcoin holdings or the holdings of others held in those compromised wallets. Our loss of access to our private keys or our experience of a data loss relating to our digital wallets could adversely affect our investments and assets.

Cryptocurrencies are controllable only by the possessor of both the unique public and private keys relating to the local or online digital wallet in which they are held, which wallet’s public key or address is reflected in the network’s public blockchain. We will publish the public key relating to digital wallets in use when we verify the receipt of transfers and disseminate such information into the network, but we will need to safeguard the private keys relating to such digital wallets. To the extent such private keys are lost, destroyed or otherwise compromised, we will be unable to access our Bitcoin rewards and such private keys may not be capable of being restored by any network. Any loss of private keys relating to digital wallets used to store our digital assets could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin or other digital assets we mine or otherwise acquire or hold for our own account.

The limited rights of legal recourse available to us and our lack of insurance protection for risk of loss of our digital assets exposes us and our shareholders to the risk of loss of our digital assets for which no person may ultimately be held liable and we may not be able to recover our losses.

If we successfully implement our Bitcoin mining strategies, the digital assets will not be insured. Further, banking institutions will not accept our digital assets and such digital assets are, therefore, not insured by the Federal Deposit Insurance Corporation (“FDIC”) or the Securities Investor Protection Corporation (“SIPC”). Therefore, a loss may be suffered with respect to our digital assets which is not covered by insurance and we may not be able to recover any of our carried value in these digital assets if they are lost or stolen or suffer significant and sustained reduction in conversion spot price. If we are not otherwise able to recover damages from a malicious actor in connection with these losses, our business and results of operations may suffer, which may have a material negative impact on our share price. Currently, we do not have any insurance to cover our digital assets or mining equipment. The market for such insurance is in the early stages and we intend to purchase such insurance in the future. Any losses may have an adverse effect on our results of operations.

The Bitcoin which we mine, is subject to halving; the Bitcoin reward for successfully uncovering a block will halve several times in the future and Bitcoin’s value may not adjust to compensate us for the reduction in the rewards we receive from our mining efforts.

Halving is a process designed to control the overall supply and reduce the risk of inflation in cryptocurrencies using a Proof-of-Work consensus algorithm. At a predetermined block, the mining reward is cut in half, hence the term “halving.” For Bitcoin, the reward was initially set at 50 Bitcoin currency rewards per block and this was cut in half to 25 in November 28, 2012 at block 210,000 and again to 12.5 on July 9, 2016 at block 420,000. The next halving for Bitcoin occurred in May 2020 at block 630,000 when the reward was reduced to 6.25. This process will reoccur until the total amount of Bitcoin currency rewards issued reaches 21 million, which is expected around 2140. If the award of Bitcoin rewards for solving blocks and transaction fees are not sufficiently high, we may not have an adequate incentive to continue mining and may cease our mining operations. Halving may result in a reduction in the aggregate hash rate of the Bitcoin network as the incentive for miners decreases. Miners ceasing operations would reduce the collective processing power on the network, which would adversely affect the confirmation process for transactions (i.e., temporarily decreasing the speed at which blocks are added to a blockchain until the next scheduled adjustment in difficulty for block solutions) and make Bitcoin networks more vulnerable to a malicious actor or botnet obtaining control in excess of 50 percent of the processing power active on a blockchain, potentially permitting such actor or botnet to manipulate a blockchain in a manner that adversely affects the network and our activities. A reduction in confidence in the confirmation process or processing power of the network could result and be irreversible. Such events could have a material adverse effect on our ability to continue to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin or other digital assets we mine, whether now or in the future, or otherwise acquire or hold for our own account. While Bitcoin prices have had a history of price fluctuations around the halving of its Bitcoin rewards, there is no guarantee that the price change will be favorable or would compensate for the reduction in mining reward. If a corresponding and proportionate increase in the trading price of Bitcoin does not follow these anticipated halving events, the revenue we earn from our mining operations would see a corresponding decrease, which would have a material adverse effect on our business and operations.

We are subject to risks associated with our need for significant electrical power. Government regulators may potentially restrict the ability of electricity suppliers to provide electricity to mining operations, such as ours.

The operation of a Bitcoin or other Bitcoin mine can require massive amounts of electrical power. Further, our mining operations can only be successful and ultimately profitable if the costs, including electrical power costs, associated with mining a Bitcoin are lower than the price of a Bitcoin. As a result, any mine we establish can only be successful if we can obtain sufficient electrical power for that mine on a cost-effective basis, and our establishment of new mines requires us to find locations where that is the case. There may be significant competition for suitable mine locations, and government regulators may potentially restrict the ability of electricity suppliers to provide electricity to mining operations in times of electricity shortage or may otherwise potentially restrict or prohibit the provision or electricity to mining operations.

Any shortage of electricity supply or increase in electricity cost in a jurisdiction may negatively impact the viability and the expected economic return for Bitcoin mining activities in that jurisdiction. In addition, the significant consumption of electricity may have a negative environmental impact, including contribution to climate change, which may give rise to public opinion against allowing the use of electricity for Bitcoin mining activities or government measures restricting or prohibiting the use of electricity for Bitcoin mining activities.

Risks Related to Doing Business in the People’s Republic of China

The Opinions recently issued by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council may subject us to additional compliance requirement in the future.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirement in the future. As the Opinions were recently issued, official guidance and interpretation of the Opinions remain unclear in several respects at this time. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of the Opinions or any future implementation rules on a timely basis, or at all.

Risks Related to United States Government Regulation

We are subject to an extensive and rapidly-evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, business, operating results and financial condition.

Our Bitcoin mining business may be or may become subject to extensive laws, rules, regulations, policies, orders, determinations, directives, treaties, and legal and regulatory interpretations and guidance in the markets in which we operate, including those typically applied to financial services and banking, securities, commodities, the exchange, and transfer of digital assets, cross-border and domestic money and cryptocurrency transmission businesses, as well as those governing data privacy, data governance, data protection, cybersecurity, fraud detection, payment services (including payment processing and settlement services), consumer protection, antitrust and competition, bankruptcy, tax, anti-bribery, economic and trade sanctions, anti-money laundering, and counter-terrorist financing. Many of these legal and regulatory regimes were adopted prior to the advent of the internet, mobile technologies, digital assets, and related technologies. As a result, they often do not contemplate or address unique issues associated with digital assets, are subject to significant uncertainty, and vary widely across U.S. federal, state, and local jurisdictions. These legal and regulatory regimes, including the laws, rules, and regulations thereunder, evolve frequently and may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. Moreover, the relative novelty and evolving nature of our business and the significant uncertainty surrounding the regulation of digital assets requires us to exercise our judgement as to whether certain laws, rules, and regulations apply to us, and it is possible that governmental bodies and regulators may disagree with our conclusions. To the extent we have not complied with such laws, rules, and regulations, we could be subject to significant fines, limitations on our business, reputational harm, and other regulatory consequences, as well as criminal penalties, each of which may be significant and could adversely affect our business, operating results and financial condition.

In addition to existing laws and regulations, various governmental and regulatory bodies, including legislative and executive bodies, in the United States, as well as in other countries may adopt new laws and regulations, or new interpretations of existing laws and regulations may be issued by such bodies or the judiciary, which may adversely impact the development and use of digital assets as a whole, digital asset mining operations, and our legal and regulatory status in particular by changing how we operate our business, how our operations are regulated, and what products or services we and our competitors can offer, requiring changes to our compliance and risk mitigation measures, imposing new licensing requirements or new costs of doing business, or imposing a total ban on certain activities or transactions with respect to digital assets, as has occurred in certain jurisdictions in the past.

If laws or regulations or their respective interpretation change, we may become subject to ongoing examinations, oversight, and reviews by U.S. federal and state regulators, which would have broad discretion to audit and examine our business if we become subject to their oversight. Adverse changes to, or our failure to comply with, any laws and regulations have had, and may continue to have, an adverse effect on our reputation and brand and our business, operating results and financial condition.

We are subject to extensive environmental, health and safety laws and regulations that may expose us to significant liabilities for penalties, damages or costs of remediation or compliance.

Our operations and properties are subject to extensive laws and regulations governing occupational health and safety, the discharge of pollutants into the environment or otherwise relating to health, safety and environmental protection requirements in the United States. These laws and regulations may impose numerous obligations that are applicable to our operations, including acquisition of a permit or other approval before conducting construction or regulated activities; restrictions on the types, quantities and concentration of materials that can be released into the environment; limitation or prohibition of construction and operating activities in environmentally sensitive areas, such as wetlands; imposing specific health and safety standards addressing worker protection; and imposition of significant liabilities for pollution resulting from our operations, including investigation, remedial and clean-up costs. Failure to comply with these requirements may expose us to fines, penalties and/or interruptions in our operations that could have a material adverse effect on our financial position, results of operations and cash flows. Certain environmental laws may impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances have been disposed or otherwise released into the environment, even under circumstances where the hazardous substances were released by prior owners or operators or the activities conducted and from which a release emanated complied with applicable law. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by noise or the release of hazardous substances into the environment.

The trend in environmental regulation has been to place more restrictions and limitations on activities that may be perceived to impact the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental regulation compliance or remediation. New or revised regulations that result in increased compliance costs or additional operating restrictions could have a material adverse effect on our financial position, results of operations and cash flows.

The regulatory and legislative developments related to climate change, may materially adversely affect our brand, reputation, business, operating results and financial condition.

A number of governments or governmental bodies have introduced legislation or are contemplating legislative and regulatory changes in response to various climate change interest groups and the potential impact of climate change. Given the very significant amount of electrical power required to operate digital asset mining machines, as well the environmental impact of mining for the rare earth metals used in the production of mining servers, the digital asset mining industry may become a target for future environmental and energy regulation. United States legislation and increased regulation regarding climate change could impose significant costs on us and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs to comply with such regulations. Specifically, imposition of a carbon tax or other regulatory fee in a jurisdiction where we operate or on electricity that we purchase could result in substantially higher energy costs, and due to the significant amount of electrical power required to operate cryptocurrency mining machines, could in turn put our facilities at a competitive disadvantage. Any future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the political significance and uncertainty around the impact of climate change and how it should be addressed, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. Any of the foregoing could have a material adverse effect on our financial position, results of operations and cash flows.

A particular digital asset’s status as a “security” in any relevant jurisdiction is subject to a high degree of uncertainty and if a regulator disagrees with our characterization of a digital asset, we may be subject to regulatory scrutiny, investigations, fines, and penalties, which may adversely affect our business, operating results and financial condition. Furthermore, a determination that Bitcoin or any other digital asset that we own or mine is a “security” may adversely affect the value of Bitcoin and our business.

The SEC and its staff have taken the position that certain digital assets fall within the definition of a “security” under the U.S. federal securities laws. The legal test for determining whether any given digital asset is a security, as described below, is a highly complex, fact-driven analysis that may evolve over time, and the outcome is difficult to predict. Our determination that the digital assets we hold are not securities is a risk-based assessment and not a legal standard or one binding on regulators. The SEC generally does not provide advance guidance or confirmation on the status of any particular digital asset as a security. Furthermore, the SEC’s views in this area have evolved over time and it is difficult to predict the direction or timing of any continuing evolution. It is also possible that a change in the governing administration or the appointment of new SEC commissioners could substantially impact the views of the SEC and its staff. Public statements made by senior officials at the SEC indicate that the SEC does not intend to take the position that Bitcoin is a security (as currently offered and sold). However, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other digital asset. As of the date of this prospectus, with the exception of certain centrally issued digital assets that have received “no-action” letters from the SEC staff, Bitcoin and Ethereum, or ETH, are the only digital assets which senior officials at the SEC have publicly stated are unlikely to be considered securities. As a Bitcoin mining company, we do not believe we are an issuer of any “securities” as defined under the federal securities laws. Our internal process for determining whether the digital assets we hold or plan to hold is based upon the public statements of the SEC and existing case law. The digital assets we hold or plan to hold, other than Bitcoin and ETH, may have been created by an issuer as an investment contract under the Howey test, SEC v. Howey Co., 328 U.S. 293 (1946), and may be deemed to be securities by the SEC. However, the Company was not the issuer that created these digital assets and is holding them on an interim basis until liquidated. Should the SEC state that Bitcoin, ETH or USD Coin assets we hold should be deemed to be securities, we may no longer be able to hold any of these digital assets. It will then likely become difficult or impossible for such digital asset to be traded, cleared or custodied in the United States through the same channels used by non-security digital assets, which in addition to materially and adversely affecting the trading value of the digital asset is likely to cause substantial volatility and significantly impact its liquidity and market participants’ ability to convert the digital asset into U.S. dollars. Our inability to exchange Bitcoin for fiat or other digital assets (and vice versa) to administer our treasury management objectives may decrease our earnings potential and have an adverse impact on our business and financial condition.

Under the Investment Company Act of 1940, as amended, a company may fall within the definition of an investment company under section 3(c)(1)(A) thereof if it is or holds itself out as being engaged primarily, or proposes to engage primarily in the business of investing, reinvesting or trading in securities, or under section 3(a)(1)(C) thereof if it is engaged or proposes to engage in business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire “investment securities” (as defined) having a value exceeding 40% of its total assets (exclusive of government securities and cash items) on an unconsolidated basis. There is no authoritative law, rule or binding guidance published by the SEC regarding the status of digital assets as “securities” or “investment securities” under the Investment Company Act. Although we believe that we are not engaged in the business of investing, reinvesting, or trading in investment securities, and we do not hold ourselves out as being primarily engaged, or proposing to engage primarily, in the business of investing, reinvesting or trading in securities, to the extent the digital assets which we mine, own, or otherwise acquire may be deemed “securities” or “investment securities” by the SEC or a court of competent jurisdiction, we may meet the definition of an investment company. If we fall within the definition of an investment company under the Investment Company Act, we would be required to register with the SEC. If an investment company fails to register, it likely would have to stop doing almost all business, and its contracts would become voidable. Generally non-U.S. issuers may not register as an investment company without an SEC order.

The classification of a digital asset as a security under applicable law has wide-ranging implications for the regulatory obligations that flow from the mining, sale and trading of such assets. For example, a digital asset that is a security in the United States may generally only be offered or sold in the United States pursuant to a registration statement filed with the SEC or in an offering that qualifies for an exemption from registration. Persons that effect transactions in digital assets that are securities in the United States may be subject to registration with the SEC as a “broker” or “dealer.”

There can be no assurances that we will properly characterize any given digital asset as a security or non-security for purposes of determining which digital assets to mine, hold and trade, or that the SEC, or a court, if the question was presented to it, would agree with our assessment. We could be subject to judicial or administrative sanctions for failing to offer or sell digital assets in compliance with the registration requirements, or for acting as a broker or dealer without appropriate registration. Such an action could result in injunctions, cease and desist orders, as well as civil monetary penalties, fines, and disgorgement, criminal liability, and reputational harm. For instance, all transactions in such supported digital asset would have to be registered with the SEC, or conducted in accordance with an exemption from registration, which could severely limit its liquidity, usability and transactability. Further, it could draw negative publicity and a decline in the general acceptance of the digital asset. Also, it may make it difficult for such digital asset to be traded, cleared, and custodied as compared to other digital assets that are not considered to be securities.

Enactment of the Infrastructure Investment and Jobs Act of 2021 (the “Infrastructure Act”) may have an adverse impact on our business and financial condition.

On November 15, 2021, President Joseph R. Biden signed the Infrastructure Act. Section 80603 of the Infrastructure Act modifies and amends the Internal Revenue Code of 1986 (the “Code”) by requiring brokers of digital asset transactions to report their customers to the Internal Revenue Service, or IRS. This provision was included to enforce the taxability of digital asset transactions. Section 80603 defines “broker” as “any person who (for consideration) is responsible for regularly providing any service effectuating transfers of digital assets on behalf of another person.” That could potentially include miners, validators, and developers of decentralized applications. These functions play a critical role in our business and in the functioning of the blockchain ecosystem. Importantly, these functions have no way of identifying their anonymous users. Indeed, Bitcoin’s blockchain was designed for anonymity.

This reporting requirement does not take effect until January 1, 2023 and thus affects tax returns filed in 2024. The implementation of these requirements will require further guidance from the federal government. Disclosing the identity of our Bitcoin mining operations and associated accounts to ensure they can be taxed by the IRS could cause a significant devaluing of our business, the Bitcoin currency, and the entire digital asset market. Additionally, noncompliance with this provision could lead to significant fines and/or regulatory actions against our Company.

Our interactions with a blockchain and mining pools may expose us to SDN or blocked persons or cause us to violate provisions of law that did not contemplate distributive ledger technology.

The Office of Financial Assets Control of the U.S. Department of Treasury (“OFAC”) requires us to comply with its sanction program and not conduct business with persons named on its specially designated nationals (“SDN”) list. However, because of the pseudonymous nature of blockchain transactions we may inadvertently and without our knowledge engage in transactions with persons named on OFAC’s SDN list or from countries on OFAC’s sanctioned countries’ list. We also rely on a third-party mining pool service provider for our mining revenue payments and other participants in the mining pool, unknown to us, may also be persons from countries on OFAC’s SDN list or from countries on OFAC’s sanctioned countries list. Our Company’s policy prohibits any transactions with such SDN individuals or persons from sanctioned countries, but we may not be adequately capable of determining the ultimate identity of the individual with whom we transact with respect to selling Bitcoin assets. Moreover, federal law prohibits any U.S. person from knowingly or unknowingly possessing any visual depiction commonly known as child pornography. Recent media reports have suggested that persons have imbedded such depictions on one or more blockchains. Because our business requires us to download and retain one or more blockchains to effectuate our ongoing business, it is possible that such digital ledgers contain prohibited depictions without our knowledge or consent. To the extent government enforcement authorities enforce these and other laws and regulations that are impacted by decentralized distributed ledger technology, we may be subject to investigation, administrative or court proceedings, and civil or criminal monetary fines and penalties, all of which could harm our reputation and affect the value of our ordinary shares.

If regulatory changes or interpretations of our activities require our registration as a money services business (“MSB”) under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, or otherwise under state laws, we may incur significant compliance costs, which could be substantial or cost-prohibitive. If we become subject to these regulations, our costs in complying with them may have a material negative effect on our business and the results of our operations.

To the extent that our activities cause us to be deemed an MSB under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, we may be required to comply with FinCEN regulations, including those that would mandate us to implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records.

To the extent that our activities cause us to be deemed a “money transmitter” (“MT”) or equivalent designation, under state law in any state in which we operate (currently, Nebraska, Georgia and Texas), we may be required to seek a license or otherwise register with a state regulator and comply with state regulations that may include the implementation of anti-money laundering programs, maintenance of certain records and other operational requirements. Such additional federal or state regulatory obligations may cause us to incur extraordinary expenses, possibly affecting an investment in our securities in a materially adverse manner. Furthermore, the Company and our service providers may not be capable of complying with certain federal or state regulatory obligations applicable to MSBs and MTs. If we are deemed to be subject to and determine not to comply with such additional regulatory and registration requirements, we may act to leave a particular state or the U.S. completely. Any such action would be expected to materially adversely affect our operations.

Current regulation of the exchange of Bitcoins under the CEA by the CFTC is unclear; to the extent we become subject to regulation under the CFTC in connection with our exchange of Bitcoin, we may incur additional compliance costs, which may be significant.

Current legislation, including the Commodities Exchange Act of 1936, as amended (the “CEA”), is unclear with respect to the exchange of Bitcoins. Changes in the CEA or the regulations promulgated thereunder, as well as interpretations thereof and official promulgations by the Commodity Futures Trading Commission (“CFTC”), which oversees the CEA, may impact the classification of Bitcoins and therefore may subject them to additional regulatory oversight by the CFTC.

Presently, Bitcoin derivatives are not excluded from the definition of a “commodity future” by the CFTC. We cannot be certain as to how future regulatory developments will impact the treatment of Bitcoins under the law. Bitcoins have been deemed to fall within the definition of a commodity and, we may be required to register and comply with additional regulation under the CEA, including additional periodic report and disclosure standards and requirements. Moreover, we may be required to register as a commodity pool operator or as a commodity pool with the CFTC through the National Futures Association. Such additional registrations may result in extraordinary, non-recurring expenses, thereby materially and adversely impacting an investment in us. If we determine not to comply with such additional regulatory and registration requirements, we may seek to curtail our U.S. operations. Any such action would be expected to materially adversely affect our operations. As of the date of this prospectus, no CFTC orders or rulings are applicable to our business.

Because there has been limited precedent set for financial accounting of Bitcoin and other Bitcoin assets, the determination that we have made for how to account for Bitcoin assets transactions may be subject to change.

Because there has been limited precedent set for the financial accounting of cryptocurrencies and related revenue recognition and no official guidance has yet been provided by the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or the SEC, it is unclear how companies may in the future be required to account for Bitcoin transactions and assets and related revenue recognition. A change in regulatory or financial accounting standards could result in the necessity to change our accounting methods and restate our financial statements. Such a restatement could adversely affect the accounting for our newly mined Bitcoin rewards and more generally negatively impact our business, prospects, financial condition and results of operation. Such circumstances would have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which would have a material adverse effect on our business, prospects or operations as well as and potentially the value of any cryptocurrencies we hold or expects to acquire for our own account and harm investors.

Risks Related to Canadian Government Regulations

The regulations of Alberta Utilities Commission (“AUC”) may have an adverse impact on our Canadian operations.

The Alberta Utilities Commission (“AUC”) is the Province of Alberta’s electric generation regulatory agency. The AUC regulates and oversees the development of and generation of electricity under the Hydro and Electric Act (the “Act”). The AUC ensures that proposed electric generation activities are in the public interest while considering related environmental and social issues. As such, the AUC must approve all cryptocurrency miners seeking to develop their own electric generation in Alberta, unless their operations are exempt.

The AUC requires a formal application and approval for all generation plants over 10 MW. An application to the AUC is not required when all of the following criteria are met:

1.	The power generation capacity is less than 10 megawatts;

2.	The operator generates electricity solely for their own use;

3.	No person is directly and adversely affected by the powerplant;

4.	The powerplant complies with the AUC noise control rules; and

5.	There is no adverse effect on the environment.

We are actively looking for a hosting partner for our miners’ facility in Alberta, Canada to provide electrical power to our miners’ operation. If our hosting partner fails to meet the AUC requirements in the future, it may be required to discontinue operations and we may have to look for an alternative site to accommodate our miners. If we are not able to find an alternative with acceptable fees, our result of operation will be adversely impact.

Risks Related to Our Ordinary Shares

The exercise of the Warrants may further dilute the ordinary shares and adversely impact the price of our ordinary shares.

As of January 6, 2022, we had 58,492,054 ordinary shares issued and outstanding. Up to an additional 18,034,183 ordinary shares (approximately 30.83% of our issued and outstanding shares as of January 6, 2022) may be issued pursuant to the exercise of the Warrants. Such issuance will cause a reduction in the proportionate ownership and voting power of all other shareholders. Additionally, we cannot assure you that the Selling Shareholders will be able to sell the ordinary shares at a price per shares that is equal to or greater than the exercise price paid by the Selling Shareholders.

Securities analysts may not cover our ordinary shares and this may have a negative impact on the market price of our ordinary shares.

The trading market for our ordinary shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over independent analysts (provided that we have engaged various non-independent analysts). We do not currently have and may never obtain research coverage by independent securities and industry analysts. If no independent securities or industry analysts commence coverage of us, the trading price for our ordinary shares would be negatively impacted. If we obtain independent securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our ordinary shares, changes their opinion of our ordinary shares or publishes inaccurate or unfavorable research about our business, our share price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our ordinary shares could decrease and we could lose visibility in the financial markets, which could cause the price and trading volume of our ordinary shares to decline.

Because we do not expect to pay dividends in the foreseeable future, you must rely on the price appreciation of our ordinary shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions, and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our shares will likely depend entirely upon any future price appreciation of our ordinary shares. There is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which you purchased the ordinary shares. You may not realize a return on your investment in our shares and you may even lose your entire investment in our ordinary shares.

Techniques employed by short sellers may drive down the market price of our ordinary shares.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies listed in the United States that have a substantial majority of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity regarding this practice has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

We may in the future be the subject of unfavorable allegations made by short sellers. Any such allegations may be followed by periods of instability in the market price of our ordinary shares and negative publicity. If and when we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would expect to strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable federal or state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations and shareholder’s equity, and the value of any investment in our ordinary shares could be greatly reduced or rendered worthless.

OFFER STATISTICS AND EXPECTED TIMETABLE

The Selling Shareholders may, from time to time, offer and sell any or all of the ordinary shares covered by this prospectus in one or more offerings. The ordinary shares offered under this prospectus may be offered in amounts, at prices, and on terms to be determined at the time of sale. We will keep the registration statement of which this prospectus is a part effective until such time as all of the ordinary shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement.

CAPITALIZATION AND INDEBTNESS

The following table sets forth our capitalization as of June 30, 2021:

•	on an actual basis, as derived from our audited consolidated financial statements as of June 30, 2021, which are incorporated by reference into this prospectus;

on an as adjusted basis to give effect to (i) the issuance of 600,000 shares on August 24, 2021 to Jiaping Zhou, a shareholder of JMC pursuant to the issuance schedule in the SPA dated April 3, 2020, and (ii) the issuance and sale of the 17,175,412 ordinary shares on November 24, 2021 at a public offering price of $0.96 per share, after deducting estimated offering fees and expenses paid by us (including placement agent’s fees, reimbursement of placement agent’s accountable expenses, payment of the placement agent’s non-accountable expense allowance, and our legal, printing and other various costs, fees and expenses);

•

on an as further adjusted basis to give effect to the issuance of the 18,034,183 ordinary shares pursuant to full exercise of the Investor Warrants at an exercise price of $1.008 and the Placement Agent Warrants at an exercise price of $0.96, after deducting estimated fees and expenses paid by us in connection with registering the Warrant Shares.

You should read this table together with our consolidated financial statements and notes included in the information incorporated by reference into this prospectus.

	As of June 30, 2021

	Actual	As Adjusted (unaudited)	As Further Adjusted (unaudited)
	US$	US$	US$
Shareholders’ Equity
Ordinary shares, $0.01 par value, 150,000,000 shares authorized, 40,716,642 shares issued and outstanding, actual, and 58,492,054 shares issued and outstanding, proforma as adjusted and as further adjusted	$407,167	$584,921	$765,263
Additional paid-in capital	$32,175,798	$47,088,044	$65,004,756
Deferred share compensation	$(21,140)	$(21,140)	$(21,140)
Statutory reserves	$1,670,367	$1,670,367	$1,670,367
(Accumulated deficit) retained earnings	$(38,574,620)	$(38,574,620)	$(38,574,620)
Accumulated other comprehensive income (loss)	$1,120,774	$1,120,774	$1,120,774
Total shareholders’ (deficit) equity	$(3,221,654)	$11,868,346	$29,965,400
Total capitalization	$(3,221,654)	$11,868,346	$29,965,400

DILUTION

Because the Selling Shareholders who offer and sell the ordinary shares covered by this prospectus may do so at various times, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, we have not included in this prospectus information about the dilution (if any) to the public arising from these sales.

USE OF PROCEEDS

While we will not receive any proceeds from the sale of our ordinary shares by the Selling Shareholders, we will receive proceeds upon the cash exercise of each of the Warrants. Upon exercise of the Investor Warrants for all 17,175,412 Investor Warrant Shares by payment of cash, we will receive aggregate gross proceeds of $17,312,815.30, at the exercise price of $1.008 per share, and upon exercise of the Placement Agent Warrants for all 858,771 Placement Agent Warrant Shares, we will receive aggregate gross proceeds of $824,420.16, at the exercise price of $0.96 per share. However, we cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes.

We have agreed to bear all of the expenses incurred in connection with the registration of the Warrant Shares. The Selling Shareholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Warrant Shares.

DESCRIPTION OF SHARE CAPITAL

China Xiangtai Food Co., Ltd. was incorporated as an exempted company with limited liability under the Companies Act (as amended) of the Cayman Islands, or the “Cayman Islands Companies Act” on January 23, 2018. We are authorized to issue 150,000,000 ordinary shares of $0.01 par value per share. As of January 6, 2022, there were 58,492,054 ordinary shares issued and outstanding.

Our amended and restated memorandum and articles of association do not permit a director to decide what compensation he or she will receive. All decisions about director compensation will be recommended by the compensation committee, and approved at a general meeting of the Company in accordance with our articles of association.

The following are summaries of the material provisions of our amended and restated memorandum and articles of association and the Cayman Islands Companies Act, insofar as they relate to the material terms of our ordinary shares. Copies of our amended and restated memorandum and articles of association are filed as exhibits to the registration statement of which this prospectus is a part. As a convenience to potential investors, we provide the below description of Cayman Islands law and our articles of association together with a comparison to similar features under Delaware law.

Ordinary Shares

Each ordinary share of the Company confers upon the shareholder:

•              the right to one vote at a meeting of the shareholders of the Company or on any resolution of shareholders;

•              the right to an equal share in any dividend paid by the Company; and

•              the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

All of our issued ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders may freely hold and vote their ordinary shares.

Listing

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “PLIN.”

Transfer Agent and Registrar

The transfer agent and registrar for the ordinary shares is Securities Transfer Corporation, located at 2901 Dallas Pkwy Suite 380, Plano, TX 75093.

Distributions

The holders of our ordinary shares are entitled to such dividends or other distributions as may be recommended by the board and authorized by shareholders subject to the Cayman Islands Companies Act and our amended and restated memorandum and articles of association.

Shareholders’ voting rights

Any action required or permitted to be taken by the shareholders must be taken at a duly called annual or special meeting of the shareholders entitled to vote on such action and may also be effected by a unanimous written resolution of the shareholders. At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each ordinary share which such shareholder holds.

Election of directors

Delaware law permits cumulative voting for the election of directors only if expressly authorized in the certificate of incorporation. The laws of the Cayman Islands, however, do not specifically prohibit or restrict the creation of cumulative voting rights for the election of our directors. Cumulative voting is not a concept that is accepted as a common practice in the Cayman Islands, and we have not provided any provisions in our amended and restated memorandum and articles of association to allow cumulative voting for elections of directors.

Our amended and restated memorandum and articles of association do not permit a director to decide what compensation he or she will receive. All decisions about director compensation will be recommended by the compensation committee, and approved by the Company at a general meeting.

Meetings of shareholders

Any of our directors may convene a meeting of shareholders whenever they think fit. We must provide at least seven days’ written notice (exclusive of the day on which the notice is served or deemed to be served, but inclusive of the day for which the notice is given) of all meetings of shareholders, stating the time, place of the general meeting and, in the case of special business, the general nature of that business to shareholders whose names appear as shareholders in the register of members on the record date (as fixed by the directors of the Company) and are entitled to vote at the meeting. Our board of directors must convene a general meeting upon the written request of one or more shareholders holding at least 10% of our shares.

No business may be transacted at any general meeting unless a quorum is present at the time the meeting proceeds to business. One or more shareholders holding in the aggregate not less than one-third of the total issue share capital of the Company present in person or by proxy and entitled to vote shall be a quorum. If, within half an hour from the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved. In any other case, it shall stand adjourned to the same day in the next week, at the same time and place and if, at the adjourned meeting, a quorum is not present within half an hour from the time appointed for the meeting, the shareholders present shall be a quorum and may transact the business for which the meeting was called. If present, the chair of our board of directors shall be the chair presiding at any meeting of the shareholders.

A corporation that is a shareholder shall be deemed for the purpose of our articles of association to be present at a general meeting in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Meeting of directors

The management of our company is entrusted to our board of directors, who will make decisions by voting on resolutions of directors. Our directors are free to meet at such times and in such manner and places within or outside the Cayman Islands as the directors determine to be necessary or desirable. A director must be given not less than 5 days’ notice of a meeting of directors. At any meeting of directors, a quorum will be present if at least two directors are present. If there is a sole director, that director shall be a quorum. An action that may be taken by the directors at a meeting may also be taken by a unanimous written resolution of the directors.

Protection of minority shareholders

We would normally expect Cayman Islands courts to follow English case law precedents, which would permit a minority shareholder to commence a representative action, or derivative actions in our name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority by parties in control of us, (3) the act complained of constitutes an infringement of individual rights of minority shareholders (such as the right to vote and pre-emptive rights), and (4) an irregularity in the passing of a resolution which requires a special majority of the shareholders.

Pre-emptive rights

There are no pre-emptive rights applicable to the issue by us of new shares under either Cayman Islands law or our amended and restated memorandum and articles of association.

Transfer of ordinary shares

Subject to the restrictions in our amended and restated memorandum and articles of association and applicable securities laws, any of our shareholders may transfer all or any of his or her ordinary shares by written instrument of transfer signed by the transferor and containing the name of the transferee. Our board of directors may resolve by resolution to refuse or delay the registration of the transfer of any ordinary shares without giving any reason.

Winding Up

If we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the paid up capital at the commencement of the winding up, the excess shall be distributable pari passu among those shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively. If we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid up capital, those assets shall be distributed so that, to the greatest extent possible, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively. If we are wound up, the liquidator may with the sanction of a special resolution and any other sanction required by the Cayman Islands Companies Act, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not), and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

The liquidator may also vest the whole or any part of these assets in trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Calls on ordinary shares and forfeiture of ordinary shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Repurchase of ordinary shares

We are empowered by the Cayman Islands Companies Act and our amended and restated memorandum and articles of association to purchase our own shares, subject to certain restrictions and requirements. Our directors may only exercise this power on our behalf, subject to the Cayman Islands Companies Act, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the Nasdaq, the Securities and Exchange Commission, or by any other recognized stock exchange on which our securities are listed. Under the Cayman Islands Companies Act, the repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such repurchase, or out of capital (including share premium account and capital redemption reserve). If the repurchase proceeds are paid out of our company’s capital, our company must, immediately following such payment, be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Cayman Islands Companies Act no such share may be repurchased (1) unless it is fully paid up, (2) if such repurchase would result in there being no shares outstanding, or (3) if the company is being wound up and: (a) the terms of the repurchase provided for it to take place after the commencement of the winding up; or (b) during the period beginning on the date when the repurchase was to have taken place and ending with the commencement of the date on which shares were to have been repurchased. In addition, under the Cayman Islands Companies Act, our company may accept the surrender of any fully paid share for no consideration unless, as a result of the surrender, the surrender would result in there being no shares outstanding (other than shares held as treasury shares).

Modifications of rights

All or any of the special rights attached to any class of our shares may (unless otherwise provided by the terms of issue of the shares of that class) be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by not less than three-fourths of such shareholders of that class as may be present in person or by proxy at a separate general meeting of the holders of shares of that class.

Changes in the number of shares we are authorized to issue and those in issue

We may from time to time by resolution of shareholders in the requisite majorities:

•       Amend our memorandum and articles of association to increase or decrease the maximum number of shares we are authorized to issue;

•       Divide our authorized and issued shares into a larger number of shares; and

•       Consolidate our authorized and issued shares into a smaller number of shares.

Inspection of books and records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information” on page 48 of this prospectus.

Rights of non-resident or foreign shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional ordinary shares

Our amended and restated memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from authorized but unissued shares, to the extent available, from time to time as our board of directors shall determine.

Differences in Corporate Law

The Cayman Islands Companies Act is derived, to a large extent, from the older Companies Acts of the United Kingdom but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Islands Companies Act and the current Companies Act of the United Kingdom. In addition, the Cayman Islands Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Cayman Islands Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Cayman Islands Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (2) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (1) a special resolution of the shareholders of each constituent company, and (2) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands courts) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, the Cayman Islands Companies Act contains statutory provisions that facilitate the reconstruction of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court can be expected to approve the arrangement if it determines that:

•      the statutory provisions as to the required majority vote have been met;

•      the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•      the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•      the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Islands Companies Act.

The Cayman Islands Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits and Protection of Minority Shareholders. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Grand Court can be expected to apply and follow the common law principles (namely the rule derived from the seminal English case of Foss v. Harbottle and the exceptions thereto, which limits the circumstances in which a shareholder may bring a derivative action on behalf of the company or a personal action to claim loss which is reflective of loss suffered by the company) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following acts in the following circumstances:

•       a company acts or proposes to act illegally or ultra vires;

•       an act which, although not ultra vires, could only be effected duly if authorized by a more than a simple majority vote that has not been obtained; and

•       an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Any of our shareholders may petition the Grand Court which may make a winding up order if the Grand Court of the Cayman Islands is of the opinion that it is just and equitable that we should be wound up and cease doing business, which may occur on the basis that there has been a loss of substratum and/or misconduct by management. Alternatively, the Grand Court may make an order: (1) regulating the conduct of our affairs; (2) requiring us to refrain from doing or continuing an act complained of by the shareholder petitioner or to do an act which the shareholder petitioner has complained we have omitted to do; (3) authorizing civil proceedings to be brought in our name and on our behalf by the shareholder petitioner on such terms as the Grand Court may direct; or (4) providing for the purchase of the shares of any of our shareholders by other shareholders or us and, in the case of a purchase by us, a reduction of our capital accordingly.

Generally, claims against us must be based on the general laws of contract or tort applicable in the Cayman Islands or individual rights as shareholders as established by our articles of association.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such indemnification may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from willful neglect or default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company and separately a duty of care, diligence and skill to the company. Under Cayman Islands law, directors and officers owe the following fiduciary duties: (i) a duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (ii) a duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not improperly fetter the exercise of future discretion; (iv) a duty to exercise powers fairly as between different classes of shareholders; (v) a duty to exercise independent judgment; and (vi) a duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that English and Commonwealth courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Under Cayman Islands law, a company may eliminate the ability of shareholders to approve matters by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matters at a general meeting without a meeting being held by amending the articles of association, which must be approved by a special resolution of shareholders.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

With respect to shareholder proposals, Cayman Islands law is essentially the same as Delaware law. The Cayman Islands Companies Act does not provide shareholders with an express right to put forth any proposal before an annual meeting of the shareholders. However, our amended and restated memorandum and articles of association provide that our board of directors must, upon the requisition in writing of one or more shareholders holding in the aggregate not less than one-tenth of such paid-up capital of the Company as at the date of the requisition that carries the right of voting at shareholder meetings, convene a shareholder meeting. If the board of directors does not proceed to convene a general meeting within twenty-one days from the date of such requisition, any requisitioning shareholders or any other shareholder holding in the aggregate not less than one-tenth of such paid-up capital of the Company as of the date of the requisition that carries the right of voting at shareholder meetings, may convene a shareholder meeting.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded fewer protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the Company are required to comply with fiduciary duties which they owe to our company under Cayman Islands law, including the duty to ensure that, in their opinion, only such transactions entered into are in good faith in the best interests of the company, are entered into for a proper corporate purpose and not with the effect of perpetrating a fraud on the minority shareholders.

Dissolution; Winding up and Liquidation. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, the Grand Court has authority to order the winding up of the company in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so or if the company is unable to pay its debts as they fall due.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Alterations to our amended and restated memorandum and articles of association may only be made by special resolution, meaning a majority of not less than two-thirds of votes cast at a shareholders’ meeting.

If at any time, our share capital is divided into different classes of shares, all or any of the rights attached to any class of shares may be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by not less than three-fourths of such holders of the shares of that class as may be present in person or by proxy at a separate general meeting of the holders of the shares of that class. The provisions of our articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at the adjourned meeting shall be a person or persons together holding (or represented by proxy) on the date of the relevant meeting not less than one-third of the issued shares of that class, that every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Share Capital

The following is a summary of our share capital for the three years preceding the date of this prospectus.

Initial Public Offering

On May 10, 2019, we closed our initial public offering of an aggregate of 1,172,360 ordinary shares of the Company, at a public offering price of $5.00 per share, for gross proceeds of $5,861,800. We received net proceeds of approximately $5.1 million (after deducting underwriting discounts and commissions and other offering fees and expenses) from the offering. Proceeds from our initial public offering were used for equipment purchase and other general working capital purposes.

Private Placements – Convertible Debentures

Securities Purchase Agreement dated November 22, 2019

On November 22, 2019, we entered into a securities purchase agreement with an accredited investor, pursuant to which we issued convertible debentures in the total principal amount of $5,000,000 with a maturity date of twelve months after issuance thereof and an annual interest rate of 5%. The first convertible debenture in the amount of $2,000,000 was issued on November 22, 2019 and subsequently amended on December 18, 2019 and June 19, 2020. The second convertible debenture in the amount of $2,000,000 was issued on December 30, 2019 and was subsequently amended on June 19, 2020, September 15, 2020 and November 13, 2020. The third convertible debenture in the amount of $1,000,000 was issued on March 9, 2020 and was subsequently amended on November 13, 2020. As amended, the convertible debentures grant the holder right to convert a convertible debenture in its sole discretion at any time on or prior to maturity at the lower of $5.06 or 93% of the average of the four lowest daily VWAPs during the 10 consecutive trading days immediately preceding the conversion date, provided that as long as we are not in default under the convertible debenture, the conversion price may never be less than the Floor Price (defined below). We may not convert any portion of a convertible debenture if such conversion would result in the holder beneficially owning more than 4.99% of our then issued and outstanding ordinary shares, provided that such limitation may be waived by the holder with 65 days’ notice.

Any time after the issuance of a convertible debenture that the daily VWAP is less than the Floor Price for a period of 10 consecutive trading days (each such occurrence, a “Triggering Event”) and only for so long as such conditions exist after a Triggering Event, the Company shall make monthly payments beginning on the 60th day after the date of the Triggering Event. Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the date of the Triggering Event divided by the number of such monthly payments until maturity, (ii) a redemption premium of 10% during the six months after the issuance of a convertible debenture of 20% thereafter in respect of such principal amount and (iii) accrued and unpaid interest hereunder as of each payment date. The Company may, no more than twice, obtain a thirty-day deferral of a monthly payment due as a result of a Triggering Event through the payment of a deferral fee in the amount equal to 10% of the total amount of such monthly payment. Each deferral payment may be paid at our option either in (i) cash or (ii) if the conversion price on the date of the payment is above the Floor Price and such shares issued will be immediately freely tradable shares in the hands of the holder, by the issuance of such number of shares as is equal to the Floor Price.

As amended, the “Floor Price” of the convertible debenture issued on November 22, 2019 and December 30, 2019 shall be $1.00 per share; the “Floor Price” of the convertible debenture issued on March 9, 2020 shall be $0.80 per share for the first final $4200,000 of principal and accrued interest to be converted.; and the “Floor Price” for the remaining principal and accrued interest on the convertible debenture issued on March 9, 2020 shall be $3.00 per share.

As of June 30, 2021, the debenture holder has converted a total of $5,193,423.89 in principal and interest and we issued a total of 5,036,320 ordinary shares. The convertible debentures issued on November 22, 2019, December 30, 2019 and December 30, 2019 have retired.

The issuance of convertible debentures and the ordinary shares upon conversion are exempted from the registration requirements of the Securities Act under Rule 506(b) of Regulation D promulgated by the SEC under the Securities Act.

Securities Purchase Agreement dated June 19, 2020

On June 19, 2020, we entered into a securities agreement with the same accredited investor, pursuant to which we agreed to issue convertible debentures in the total principal amount of $2,000,000 with a maturity date of twelve months after issuance thereof and an annual interest rate of 5%. We issued the first convertible debenture in the amount of $700,000 on June 19, 2020, the second convertible debenture in the amount of $700,000 on July 17, 2020, the third convertible debenture in the amount of $300,000 on August 14, 2020 and the fourth convertible debenture in the amount of $300,000 on November 13, 2020.

The debenture holder may convert a convertible debenture in its sole discretion at any time on or prior to maturity at the lower of $3.00 or 93% of the average of the four lowest daily VWAPs during the 10 consecutive trading days immediately preceding the conversion date, provided that as long as we are not in default under the convertible debenture, the conversion price may never be less than $2.50. We may not convert any portion of a convertible debenture if such conversion would result in the debenture holder beneficially owning more than 4.99% of our then issued and outstanding ordinary shares, provided that such limitation may be waived by the debenture holder with 65 days’ notice.

Any time after 180 days from the date of issuance that the daily VWAP is less than $2.50 for a period of 10 consecutive trading days (each such occurrence, a “Triggering Event”) and only for so long as such conditions exist after a Triggering Event, we shall make monthly payments beginning on the 30th day after the date of the Triggering Event. Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the date of the Triggering Event divided by the number of such monthly payments until maturity, (ii) a redemption premium of 10% during the six month after the signing of the Agreement or 20% thereafter in respect of such principal amount and (iii) accrued and unpaid interest hereunder as of each payment date. We may, no more than twice, obtain a thirty-day deferral of a monthly payment due as a result of a Triggering Event through the payment of a deferral fee in the amount equal to 10% of the total amount of such monthly payment. Each deferral payment may be paid either (i) in cash or (ii) if the conversion price on the date of the payment is above $2.50 and such shares issued will be immediately freely tradable shares in the hands of the debenture holder, by the issuance of such number of shares as is equal to the applicable deferral payment divided by a price per share equal to the conversion price.

As amended, the “Floor Price” of the convertible debenture issued on June 19, 2020 shall be $0.80 per share.

As of June 30, 2021, the debenture holder has converted a total of $730,027.40 in principal and interest and we issued a total of 912,532 ordinary shares. The convertible debenture issued on June 19, 2020 has retired. All of the principal and interest of the convertible debentures issued on July 17, 2020, August 14, 2020 and November 13, 2020 were outstanding as of June 30, 2021 and as of the date of the report.

Private Placements – Ordinary Shares

Securities Purchase Agreement dated July 27, 2020

On July 27, 2020, we entered into a certain securities purchase agreement with certain “non-U.S. Persons,” as defined in Regulation S of the Securities Act, pursuant to which we sold 2,339,000 ordinary shares at a per share purchase price of $1.50. We received gross proceeds approximately $3.5 million from this offering. We used the net proceeds for working capital and other general corporate purposes. The shares issued in the private placement are exempt from the registration requirements of the Securities Act pursuant to Regulation S promulgated thereunder.

Securities Purchase Agreement dated December 16, 2020

On December 16, 2020, we closed a private placement pursuant to certain securities purchase agreement with certain “non-U.S. Persons,” as defined in Regulation S of the Securities Act. Pursuant to the agreement, we sold 704,762 ordinary shares at a per share purchase price of $1.50. We received $1,057,143 in gross proceeds from this offering. We used the net proceeds for working capital and other general corporate purposes. The ordinary shares issued in the private placement are exempt from the registration requirements of the Securities Act pursuant to Regulation S promulgated thereunder.

Securities Purchase Agreement dated May 7, 2021

On May 7, 2021, we closed a private placement pursuant to certain securities purchase agreement with certain “non-U.S. Persons,” as defined in Regulation S of the Securities Act. Pursuant to the agreement, we sold 5,580,000 ordinary shares at a per share purchase price of $0.80. We received $4,464,000 in gross proceeds from this offering. We plan to use the proceeds for working capital and other general corporate purposes. We used the net proceeds to acquire certain business or assets that the board of directors may deem appropriate for the growth of the Company. The ordinary shares issued in the private placement are exempt from the registration requirements of the Securities Act pursuant to Regulation S promulgated thereunder.

Public Offering and Concurrent Private Placement

Securities Purchase Agreement dated November 22, 2021

On November 22, 2021, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain non-affiliated investors pursuant to which the Company agreed to sell 17,175,412 ordinary shares, par value $0.01 per share, in a registered direct offering and warrants to purchase up to 17,175,412 ordinary shares (the “Investor Warrants”) in a concurrent private placement, for gross proceeds of approximately $16.5 million. The purchase price for each ordinary share and the corresponding Investor Warrant is US$0.96. The Investor Warrants will be exercisable on January 23, 2022, which is 60 days from the date of issuance, and expires on November 24, 2026. The Investor Warrants have an exercise price of $1.008 per share, which is 105% of the purchase price. Each Investor Warrant is subject to anti-dilution provisions to reflect share dividends and splits or other similar transactions, as described in the Investor Warrants.

The 17,175,412 ordinary shares were issued to the purchasers in a registered direct offering and registered under the Securities Act, pursuant to a prospectus supplement filed with the SEC on November 23, 2021 to the Company’s currently effective registration statement on Form F-3 (File No. 333-238700), which was initially filed with the SEC on May 26, 2020 and declared effective by the SEC on July 7, 2020. The Investor Warrants were issued to the Purchasers in a concurrent private placement pursuant to an exemption from the registration requirements of the Securities Act provided in Regulation S promulgated thereunder.

The offering was conducted pursuant to a placement agency agreement, dated November 22, 2021 (the “Placement Agency Agreement”), between the Company and Univest Securities, LLC (the “Placement Agent”). The Placement Agent has agreed to use its “reasonable best efforts” to solicit offers to purchase the Shares and the Investor Warrants. The Placement Agent has no obligation to purchase any of the Shares or the Investor Warrants or to arrange for the purchase or sale of any specific number or dollar amount of Shares or Investor Warrants. The Company agreed to pay the Placement Agent a total cash fee equal to five point five percent (5.5%) of the aggregate gross proceeds raised in this Offering. The Company also agreed to reimburse the Placement Agent for all travel and other out-of-pocket expenses, including the reasonable fees, costs and disbursements of its legal fees which shall be limited to, in the aggregate, US $75,000. The Company further agreed that, in addition to the expenses payable to the Placement Agent, it shall pay the Placement Agent a non-accountable expense allowance equal to one percent (1%) of the aggregate gross proceeds raised in the offering.

Additionally, the Company agreed to issue to the Placement Agent warrants (the “Placement Agent Warrants”) for the purchase of 858,771 ordinary shares (equal to 5% of the aggregate number of ordinary shares sold to in the offering), with an exercise price of $0.96 per share (equal to 100% of the offering price in the offering). The Placement Agent Warrants are first exercisable on May 24, 2022, which is six months after the closing of the offering, and expires on November 24, 2026.

Furthermore, the Company granted the Placement Agent a right of first refusal, for a period of twelve months from the closing of the Offering, to provide investment banking services to the Company on an exclusive basis in all matters for which investment banking services are sought by the Company (such right, the "Right of First Refusal"), which right is exercisable in the placement agent's sole discretion. For these purposes, investment banking services shall include, without limitation, (a) acting as lead manager for any underwritten public offering; (b) acting as exclusive placement agent, initial purchaser or financial advisor in connection with any private offering of securities of the Company; and (c) acting as financial advisor in connection with any sale or other transfer by the Company, directly or indirectly, of a majority or controlling portion of its capital stock or assets to another entity, any purchase or other transfer by another entity, directly or indirectly, of a majority or controlling portion of the capital stock or assets of the Company, and any merger or consolidation of the Company with another entity. The Right of First Refusal may be terminated by the Company for “cause,” which shall mean a material breach by the placement agent of the terms of its engagement letter with the Company or a material failure by the placement agent to provide the services as contemplated by such engagement letter.

The offering closed on November 24, 2021.

The Company agreed in the Securities Purchase Agreement that it would not issue any ordinary shares or ordinary share equivalents for 60 days following the closing of the offering subject to certain exceptions. The Company also agreed that it will not issue any ordinary shares or ordinary share equivalents involve in a variable rate transaction (as defined in the Securities Purchase Agreement) until no purchaser holds any of the Investor Warrants.

Concurrently with the execution of the Securities Purchase Agreement, the officers and directors of the Company and shareholders of the Company holding 10% or more of the Company’s ordinary shares entered into lock-up agreements (the “Lock-Up Agreements”) pursuant to which they have agreed, among other things, not to sell or dispose of any ordinary shares which are or will be beneficially owned by them for ninety (90) days following the closing of the offering.

SELLING SHAREHOLDERS

The ordinary shares being offered by the Selling Shareholders are the Warrant Shares issuable upon exercise of all of the Warrants. We are registering Warrant Shares in order to permit the Selling Shareholders to offer such shares for resale from time to time.

The following table sets forth certain information with respect to each Selling Shareholder, including (i) the ordinary shares beneficially owned by the Selling Shareholder prior to this offering, (ii) the number of Warrant Shares being offered by the Selling Shareholder pursuant to this prospectus and (iii) the Selling Shareholder’s beneficial ownership after completion of this offering. The registration of the Warrant Shares does not necessarily mean that the Selling Shareholders will sell all or any of such ordinary shares, but the number of ordinary shares and percentages set forth in the final two columns below assume that all ordinary shares being offered by the Selling Shareholders are sold. The first two columns below assume the full exercise of all of the Warrants held by the Selling Shareholders as of January 4, 2022, without regard to any limitations on exercise described in this prospectus or in the Warrants.

The table is based on information supplied to us by the Selling Shareholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the ordinary shares. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of ordinary shares beneficially owned by a Selling Shareholder and the percentage ownership of that Selling Shareholder, ordinary shares subject to Warrants held by that Selling Shareholder that are exercisable for ordinary shares within 60 days after January 4, 2022 are deemed outstanding. Such ordinary shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other shareholder.

This prospectus covers the resale of up to an aggregate of 18,034,183 ordinary shares, including the Investor Warrants to purchase up to 17,175,412 ordinary shares and the Placement Agent Warrants to purchase up to 858,771 ordinary shares, that are issuable to the Selling Shareholders upon the exercise of the Warrants and that may be sold or otherwise disposed of by the Selling Shareholders.

The Investor Warrants are first exercisable on January 23, 2022, which is 60 days from the date of issuance, and expires on November 24, 2026. The Investor Warrants have an exercise price of $1.008. Each Investor Warrant is subject to anti-dilution provisions to reflect share dividends and splits or other similar transactions, as described in the Investor Warrants.

The Placement Agent Warrants are first exercisable on May 24, 2022, which is six months after the date of issuance, and expires on November 24, 2026. The Placement Agent Warrants have an exercise price of $0.96 per share. Each Placement Agent Warrant is subject to anti-dilution provisions to reflect share dividends and splits or other similar transactions, as described in the Placement Agent Warrants.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(2)	Number of Shares of Common Stock Beneficially Owned After Offering(3)	Percentage Beneficially Owned After Offering(3)
Pearl Garden Group Limited(4)	178,200	104,100	74,100	*	%
Yukun International Development Co. Ltd.(5)	2,444,138	1,222,800	1,221,338	2.09%
Tieying Fu	625,000	312,500	312,500	*	%
Pengfei Lu	235,400	117,700	117,700	*	%
Wenwei Xia	354,000	177,000	177,000	*	%
Meifang Bao	513,820	260,410	253,410	*	%
About Investment Limited(6)	314,000	157,000	157,000	*	%
Jiaqi Li	635,770	309,770	326,000	*	%
Yangxinrui Du	1,468,067	206,250	1,261,817	2.16%
Yaqiong Li	15,600	15,600	-	0%
Yijue Zang	1,349,500	713,500	636,000	*	%
Yiwei Cheng	51,300	51,300	-	0%
Liqun Sun	2,702,200	1,354,100	1,348,100	2.30%
Kin Jacky Chu	194,000	96,000	98,000	*	%
Xiaojun Zheng	208,100	104,100	104,000	*	%
Ping Wang	415,666	208,333	207,333	*	%
Jiali Bu	207,900	104,100	103,800	*	%
About Investment Pte, Ltd (7)	83,300	83,300	-	0%
Lei Gong	83,200	41,600	41,600	*	%
Jingjing Han	1,080,690	540,400	540,290	*	%
Keyan Wang	276,000	139,000	137,000	*	%
Jieming Yin	395,800	197,900	197,900	*	%
Huaili Zhang	352,000	176,000	176,000	*	%
Fei Hu	860,400	430,200	430,200	*	%
Hongyun Zhong	372,800	186,400	186,400	*	%
Miao Wang	999,800	499,900	499,900	*	%
Zihan Ye	412,400	206,200	206,200	*	%
Li Gu	416,000	208,000	208,000	*	%
Ruirui Wang	385,400	192,700	192,700	*	%
Qi Wang	416,400	208,200	208,200	*	%
Zili Xu	416,400	208,200	208,200	*	%
Jie Feng	416,600	208,300	208,300	*	%
Guoping Ye	416,600	208,300	208,300	*	%
Nuo Xu	416,600	208,300	208,300	*	%
Xiaodong Chu	374,200	187,100	187,100	*	%
Jian Zheng	333,200	166,600	166,600	*	%
Yuanxin Zhang	333,200	166,600	166,600	*	%
Qinghua Wang	416,600	208,300	208,300	*	%
Mei Feng	370,800	185,400	185,400	*	%
Ruiqi Sui	372,800	186,400	186,400	*	%
Hongwei Han	366,600	183,300	183,300	*	%
Xuefei Yang	825,000	412,500	412,500	*	%
Bing Liu	364,400	182,200	182,200	*	%
Siyuan Zhuang	416,000	208,000	208,000	*	%
Yingang Wu	416,000	208,000	208,000	*	%
Lijuan Ye	375,000	187,500	187,500	*	%
Meifang Zhou	406,200	203,100	203,100	*	%
Chenbo Zhang	387,500	193,750	193,750	*	%
Yanan Lv	779,000	389,500	389,500	*	%
Fei Zhang	312,500	156,250	156,250	*	%
Xiuying Lu	364,400	182,200	182,200	*	%
Jiayu Chen	366,600	183,300	183,300	*	%
Jiawei Wang	312,500	156,250	156,250	*	%
Xiyue Wang	398,800	199,400	199,400	*	%
Meiqin Lu	406,598	203,299	203,299	*	%
Jia Ping	370,800	185,400	185,400	*	%
Hongjin Huang	354,000	177,000	177,000	*	%
Zhilan Ding	302,000	151,000	151,000	*	%
Haitian Zhang	357,200	178,600	178,600	*	%
Jin Zhang	400,000	200,000	200,000	*	%
Li Li	395,800	197,900	197,900	*	%
Gang Liu	374,600	187,300	187,300	*	%
Xiaowei Qin	416,400	208,200	208,200	*	%
Jiabing Chen	395,800	197,900	197,900	*	%
Depeng Cheng	402,000	201,000	201,000	*	%
Ziyan Zhou	375,000	187,500	187,500	*	%
Liping Lu	354,000	177,000	177,000	*	%
Junying Lu	413,200	206,600	206,600	*	%
Congju Ma	281,200	140,600	140,600	*	%
Yijun Chen	416,000	208,000	208,000	*	%
Yijun Ji	391,600	195,800	195,800	*	%
Weihong Zhang	395,800	197,900	197,900	*	%
Zhiyuan Ma	342,600	171,300	171,300	*	%
Univest Securities, LLC (8)	858,771	858,771	-	0%
TOTAL	36,007,720	18,034,183	17,973,537	30.73%

*	less than 1%

(1)	All of the Warrants that are exercisable for the Warrant Shares offered hereby contain certain beneficial ownership limitations, which provide that a holder of the Warrants will not have the right to exercise any portion of its Warrants if such holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of ordinary shares outstanding immediately after giving effect to such exercise (such limitation, a “Beneficial Ownership Limitation”). As a result, the number of ordinary shares reflected in this column as beneficially owned by each Selling Shareholder includes (a) any outstanding ordinary shares held by such Selling Shareholder, and (b) if any, the number of ordinary shares subject to the Warrants exercisable for the Warrant Shares and any other securities convertible or exercisable into ordinary shares that may be held by such Selling Shareholder, in each case which such Selling Shareholder has the right to convert or exercise into ordinary shares as of January 4, 2022 or within 60 days after January 4, 2022.

(2)	Represents the total number of Warrant Shares owned by each of the Selling Shareholders, assuming full exercise of the Warrants.
(3)	The number of ordinary shares owned and the percentage of beneficial ownership after this offering set forth in these columns are based on 58,492,054 ordinary shares outstanding as of January 4, 2022. The calculation of beneficial ownership reported in such columns does not take into account the effect of the Beneficial Ownership Limitations in the Warrants. In computing the number of ordinary shares beneficially owned by a Selling Shareholder and the percentage ownership of that Selling Shareholder, ordinary shares subject to the Warrants held by that Selling Shareholder that are exercisable for ordinary shares within 60 days after March January 4, 2022, are deemed outstanding. Such ordinary shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other shareholder.

(4)	Pearl Garden Group Limited is a company incorporated in the British Virgin Islands. Mei Leng is the sole shareholder of Pearl Garden Group Limited and may be deemed the beneficial owner of the securities held by Pearl Garden Group Limited.

(5)	Yukun International Development Co., Ltd. is a company incorporated in the British Virgin Islands. Guangyue Jin is the sole shareholder of Yukun International Development Co., Ltd. and may be deemed the beneficial owner of the securities held by Yukun International Development Co., Ltd.

(6)	About Investment Limited is a company incorporated in the British Virgin Islands. Jiaqi Li is the sole shareholder of About Investment Limited and may be deemed the beneficial owner of the securities held by About Investment Limited.

(7)	About Investment Pte. Ltd. is a company incorporated in Singapore. Jiaqi Li is the sole shareholder of About Investment Pte. Ltd. and may be deemed the beneficial owner of the securities held by About Investment Pte. Ltd.

(8)	Represents the Placement Agent Warrants to purchase up to 858,771 ordinary shares.

Material Relationships with Selling Shareholders

Univest Securities, LLC acted as the Placement Agent in an offering pursuant to the Placement Agency Agreement dated November 22, 2021. The Company paid the Placement Agent a cash fee of $1,146,746, including $906,862 in commissions which was equal to five point five percent (5.5%) of the aggregate gross proceeds raised in the offering, $164,884 as a non-accountable expense which was equal to one percent (1%) of the aggregate gross proceeds raised in the offering, and $75,000 in accountable expenses.

Additionally, the Company issued the Placement Agent the Placement Agent Warrants to purchase up to 858,771 Placement Agent Warrant Shares at an exercise price of $0.96 per share. The Placement Agent Warrants are first exercisable on May 24, 2022, which is six months after the closing of the offering, and expires on November 24, 2026.

Furthermore, the Company granted the Placement Agent a right of first refusal, for a period of twelve months from the closing of the Offering, to provide investment banking services to the Company on an exclusive basis in all matters for which investment banking services are sought by the Company (such right, the "Right of First Refusal"), which right is exercisable in the placement agent's sole discretion. For these purposes, investment banking services shall include, without limitation, (a) acting as lead manager for any underwritten public offering; (b) acting as exclusive placement agent, initial purchaser or financial advisor in connection with any private offering of securities of the Company; and (c) acting as financial advisor in connection with any sale or other transfer by the Company, directly or indirectly, of a majority or controlling portion of its capital stock or assets to another entity, any purchase or other transfer by another entity, directly or indirectly, of a majority or controlling portion of the capital stock or assets of the Company, and any merger or consolidation of the Company with another entity. The Right of First Refusal may be terminated by the Company for “cause,” which shall mean a material breach by the placement agent of the terms of its engagement letter with the Company or a material failure by the placement agent to provide the services as contemplated by such engagement letter.

Except for the foregoing and the ownership of the ordinary shares of the Company and the Warrants, the transactions contemplated by the Securities Purchase Agreement and the Placement Agency Agreement, and as disclosed in the section “Description of Share Capital – History of Share Capital – Public Offering and Concurrent Private Placement” on page 42 of this prospectus, none of the Selling Shareholders have had any material relationship with us within the past three years.

PLAN OF DISTRIBUTION

The Selling Shareholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Shareholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Shareholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Shareholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ordinary shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and are informing the Selling Shareholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

TAXATION

Information regarding taxation is set forth under the heading “Item 10.E. Taxation” in our Annual Report on Form 20-F for the year ended June 30, 2021, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act.

EXPENSES

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$1,681.32
Legal fees and expenses	$13,000.00
Accounting fees and expenses	$22,500.00
Printing fees and expenses	$2,000.00
Miscellaneous	$1,000.00
Total	$40,181.32

MATERIAL CONTRACTS

Our material contracts are described in the documents incorporated by reference into this prospectus. See “Incorporation of Documents by Reference” on page 47 of this prospectus.

 MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended June 30, 2021, in our Reports on Form 6-K furnished under the Exchange Act and incorporated by reference herein and as disclosed in this prospectus, no reportable material changes have occurred since June 30, 2021.

LEGAL MATTERS

We are being represented by Ortoli Rosenstadt LLP with respect to certain legal matters as to United States federal securities and New York State law. The legality and validity of the securities offered from time to time under this prospectus under the laws of the Cayman Islands was passed upon by Mourant Ozannes. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers, or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements for the year ended June 30, 2021, incorporated by reference in this prospectus have been so included in reliance on the report of WWC, P.C., an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The office of WWC, P.C. is located at 2010 Pioneer Court, San Mateo, CA 94403.

The consolidated financial statements for the year ended June 30, 2020, incorporated by reference in this prospectus have been so included in reliance on the report of Prager Metis CPAs LLC, an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The office of Prager Metis CPAs LLC is located at 401 Hackensack Avenue, 4th floor, Hackensack, NJ 07601.

The consolidated financial statements for the year ended June 30, 2019 incorporated by reference in this prospectus have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The office of Friedman LLP is located at One Liberty Plaza, 165 Broadway, New York, New York 10006.

INTERESTS OF EXPERTS AND COUNSEL

No named expert of or counselor to us was employed on a contingent basis, or owns an amount of our shares (or those of our subsidiaries) which is material to that person, or has a material, direct or indirect economic interest in us or that depends of the success of the offering.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents we file with, or furnish to, it, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus forms a part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus. We incorporate by reference into this prospectus the documents listed below:

●	our Annual report on Form 20-F for the fiscal year ended June 30, 2021, filed with the SEC on November 15, 2021;
●	our reports of foreign private issuer on Form 6-K, furnished to the SEC on November 24, 2021, December 1, 2021, December 6, 2021, December 14, 2021, December 17, 2021, December 20, 2021 and January 6, 2022;
●	the description of our ordinary shares contained in our registration statement on Form 8-A, filed with the SEC on September 15, 2017, and any amendment or report filed for the purpose of updating such description;
●	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and
●	any future reports of foreign private issuer on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference into the registration statement of which this prospectus forms a part.

Any statement contained in a document that is incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus, modifies or supersedes that statement. The modifying or superseding statement does not need to state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those document unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

China Xiangtai Food Co., Ltd.

Xinganxian Plaza

Building B, Suite 19-1

Lianglukou, Yuzhong District

Chongqing, People’s Republic of China 400800

+86- 023-86330158

ir@irplin.com

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this prospectus by reference is accurate as of any date other than the date of the document containing the information.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement, or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement, or other document is qualified in its entirety by reference to the actual document.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected over the Internet at the SEC’s website at www.sec.gov and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic or current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands entity, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

We have been advised by our counsel as to Cayman Islands law that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters (other than in relation to arbitral awards) and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, may not be enforceable in the Cayman Islands. We have also been advised by our counsel as to Cayman Islands law that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt at common law in the Grand Court of the Cayman Islands.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from their own willful neglect or default. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Item 9.	Exhibits

The following exhibits are attached hereto:

Exhibit Number	Title
4.1	Form of Investor Warrant (incorporated herein by reference to Exhibit 99.3 to our report of foreign private issuer on Form 6-K filed with the SEC on November 24, 2021)
4.2	Form of Placement Agent Warrant (incorporated herein by reference to Exhibit 99.5 to our report of foreign private issuer on Form 6-K filed with the SEC on November 24, 2021)
5.1*	Opinion of Mourant Ozannes, Cayman Islands counsel of China Xiangtai Food Co., Ltd., regarding the validity of the ordinary shares being registered
23.1*	Consent of WWC, P.C.
23.2*	Consent of Prager Metis CPAs LLC
23.3*	Consent of Friedman LLP
23.4*	Consent of Mourant Ozannes (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page)

* Filed herewith

Item 10.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(a)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	If any provision or arrangement exists whereby the Registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or the underwriting agreement contains a provision whereby the Registrant indemnifies the underwriter or controlling persons of the underwriter against such liabilities and a director, officer or controlling person of the registrant is such an underwriter or controlling person thereof or a member of any firm which is such an underwriter, and the benefits of such indemnification are not waived by such persons, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chongqing, People’s Republic of China, on January 10, 2022.

China Xiangtai Food Co., Ltd.

Date: January 10, 2022	By:	/s/ Zeshu Dai
Zeshu Dai
Chairperson of the Board and Chief Executive Officer (Principal Executive Officer)

Date: January 10, 2022	By:	/s/ Xia Wang
Xia Wang
Chief Financial Officer (Principal Financial and Accounting Officer)

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Zeshu Dai	Chairwoman of the Board and Chief Executive Officer	January 10, 2022
Zushu Dai	(Principal Executive Officer)

/s/ Xia Wang	Chief Financial Officer	January 10, 2022
Xia Wang	(Principal Financial Officer and Principal Accounting Officer)

/s/ Erick W. Rengifo	Director and Chief Strategy Officer	January 10, 2022
Erick W. Rengifo

/s/ K. Bryce Toussaint	Director	January 10, 2022
K. Bryce Toussaint

/s/ Scott Silverman	Director	January 10, 2022
Scott Silverman

/s/ Zhaorong Zhu	Director	January 10, 2022
Zhaorong Zhu

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the Registrant’s duly authorized representative has signed this registration statement on Form F-3, in the City of New York, New York, on January 10, 2022.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice-President on behalf of Cogency Global Inc.